As filed with the Securities and Exchange Commission on October 1, 1997

                                                      Registration No. 333-26583

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549
                                 AMENDMENT NO. 2
                                       TO
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        INTERVEST BANCSHARES CORPORATION
                 (Name of Small Business Issuer in Its charter)

         Delaware                                                 6060
  (State or Jurisdiction of                         (Primary Standard Industrial
Incorporation or Organization)                       Classification Code Number)

                                   13-3699013
                        (IRS Employer Identification No.)

                       10 Rockefeller Plaza (Suite 1015),
                 New York, New York 10020-1903, (212) 757-7300
 -------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

        10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903
        ----------------------------------------------------------------
                    (Address of Principal Place of Business)

                       Lawrence G. Bergman, Vice President
                        Intervest Bancshares Corporation
                        10 Rockefeller Plaza (Suite 1015)
                          New York, New York 10020-1903
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)

                                -----------------

                                 with copies to:

                             Thomas E. Willett, Esq.
                              Harris Beach & Wilcox
                              130 East Main Street
                            Rochester, New York 14604

    Approximate Date of Proposed Sale to the Public: As soon as practicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a) may determine.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 1, 1997
                                   PROSPECTUS

                        INTERVEST BANCSHARES CORPORATION
                   (A Bank Holding Company for Intervest Bank)

                     --------------------------------------

         The securities offered hereby consist of warrants related to 1,528,665 shares of Class A Common Stock issued by Intervest Bancshares Corporation (the "Company"), a warrant related to the purchase of 150,000 shares of Class B Common Stock (collectively, the "Warrants"), and 1,528,665 shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock") and 150,000 shares of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock") issuable upon exercise of the Warrants. Warrants related to a total of 645,000 shares of Class A Common Stock were issued by the Compnay in a registered public offering in 1994. In addition, warrents related to 883,665 shares of Class A Common Stock and 150,000 shares of Class B Common Stock have been issued in private placements by the Company. Of the Warrants offered hereby, Warrants related to 883,665 shares of Class A Common Stock and the Warrant related to 150,000 shares of Class B Common Stock may be offered or sold, from time to time, for the account of the holders of such Warrants. See "Selling Warrant Holders."

         The Company's Warrants are not exercisable unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants and this prospectus covers those shares. In addition, the Company has certain Warrants which were not registered under the Securities Act of 1933, as amended. While none of the holders of such Warrants has indicated an intent to sell or transfer such Warrants, this prospectus will allow the offer or sale by such holders, from time to time, at such holders' election.

         Prior to the Offering, there has been no public market for the securities of the Company, and there can be no assurance that any such market will develop. See "Determination of Offering Price" for the factors considered in determining the offering price. The Company intends to file an application for the trading of its Class A Common Stock on the Nasdaq Small Cap Market under the symbol "INTA."

      Prospective investors should consider the information discussed under
            "Investment Considerations and Risk Factors" on page 10.
                                -----------------

      THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR
         DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                        Underwriting
                                        Discounts and       Proceeds to
                   Price to Public      Commissions(1)      Company(2)
--------------------------------------------------------------------------------
Per Share           $ 6.67              $0                  $6.67
--------------------------------------------------------------------------------
Per Warrant(3)      $0                  $0                  $0
--------------------------------------------------------------------------------
Total               $11,196,695.55      $0                  $11,196,695.55
--------------------------------------------------------------------------------

(1) The Company will not use brokers or dealers in connection with this offering.

(2)      Before deducting expenses estimated at $40,000.

(3) The Company has attributed no value to the Warrants. As to any Warrants that may be sold for the account of the holder, the Company will receive no proceeds on resale.

             The date of this Prospectus is _________________, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and in accordance therewith, files reports, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is: "http://www.sec.gov".

         This Prospectus constitutes a part of a Registration Statement on Form SB-2 filed by the Company with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system with respect to the securities offered hereby. This Prospectus omits certain information contained in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement including the exhibits filed as a part thereof, which may be inspected at the principal or regional offices of the Commission, without charge.

         The Company will furnish annual reports to its shareholders which will contain audited financial statements certified by its independent public accountants. The Company may distribute unaudited quarterly reports and other interim reports to its shareholders as it deems appropriate.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents referred to above that have been incorporated into this
Prospectus by reference. Written or oral requests for such copies should be directed to: Mr. Lawrence G. Bergman, Intervest Bancshares Corporation, 10 Rockefeller Plaza, New York, New York 10020; (212) 757-7300.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. all share and per share date have been retroactively adjusted to give effect to a one and one-half for one stock split related to the Class A and Class B common stock effective September 19, 1997.

The Company

         Intervest Bancshares Corporation (the "Company") is a bank holding company incorporated under the laws of the State of Delaware whose only subsidiary is Intervest Bank (the "Bank"), a Florida chartered bank which is a member of the Federal Reserve System. The Company owns approximately 96% of the issued and outstanding shares of the Bank. The Bank is a community- oriented, full service, commercial bank serving the Clearwater area of the State of Florida.

         The principal business of the Bank is to attract deposits and to loan or invest those deposits on profitable terms. The Bank offers a variety of deposit accounts which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per depositor. The lending of the Bank consists primarily of commercial loans, real estate loans and consumer loans. The Bank is one of several providers of funds for such purposes in its market area, and its lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in its market area.

         As of June 30, 1997, the Company had consolidated assets and deposits of $117.5 million and $104.9 million, respectively. The Company's stockholders' equity at June 30, 1997 was $10.1 million. Unless the context otherwise requires, references herein to the Company include the Company and its subsidiary, the Bank, on a consolidated basis.

The Offering

Securities Offered                  1,528,665 shares of Class A Common Stock and
                                    150,000 shares of Class B Common Stock issuable upon exercise of the Warrants at a price of $6.67 per share. See "Description of Securities."

Shares of Class A
Common Stock Currently
Outstanding                         1,350,000 shares(1)

Shares of Class A Common
Stock Outstanding After
Exercise of the Class A Warrants    2,878,665 shares(1)(2)

Shares of Class B Common
Stock Currently
Outstanding                         300,000 shares

Shares of Class B Common
Stock Outstanding After
Exercise of Class B Warrants        450,000 shares

Use of Proceeds                     The   Company   intends  to  apply  the  net
                                    proceeds of this  Offering to the  Company's
                                    capital to further  increase its capital and
                                    for   the   Company's    general   corporate
                                    purposes, including without limitation, the financing of the expansion of the Company's operations through acquisitions, and the infusion of capital to the Bank and any future subsidiaries of the Company. See "Use of Proceeds."

Investment Considerations           Prospective  investors  in the Units  should
                                    consider the information discussed under the
                                    heading "Investment  Considerations and Risk
                                    Factors."
--------------------
(1) Does not include: (i) 300,000 shares of Class A Common Stock issuable upon the conversion of issued and outstanding shares of Class B Common Stock; (ii) 1,528,665 shares of Class A Common Stock issuable upon exercise of outstanding Warrants for Class A Common Stock; and (iii) 150,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock issuable upon exercise of an outstanding Warrant for shares of Class B Common Stock.

(2) The Company recently filed a registration statement related to the issuance of up to 650,000 Units (each Unit consisting of one share of Class A Common Stock and on warrant to purchase one share of Class A Common Stock). In connection with that offering, the Company has granted the Underwriter the option to offer and sell up to 97,500 additional Units to cover over-subscriptions. The Company has also agreed to issue the Underwriter Warrants to purchase that number of shares of Class A Common Stock which is 10% of the number of Units sold in the Offering, and to issue to the Underwriter and participating broker/dealers Warrants to purchase that number of shares of Class A Common Stock which is 10% of the number of Units sold by each of them in the Offering. None of the securities issuable in that offering have been included.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                (Dollars in thousands, except per share figures)
                                                                               As of or for the
                                            As of or for the      ------------------------------------------
                                            Six Months Ended       Year Ended     Year Ended     Year Ended
                                                June 30           December 31,   December 31,   December 31,
                                          1997           1996         1996           1995           1994
                                          ----           ----         ----           ----           ----
                                              (unaudited)
Income Statement Summary:

Interest income .................    $    4,304         2,857         6,381         4,190         2,158
Interest expense ................         2,688         1,628         3,745         2,225           803
Net interest income .............         1,616         1,229         2,636         1,965         1,355
Provision for loan losses .......           184           128           250           233           124
Net interest income
  after provision
  for loan losses ...............         1,432         1,101         2,386         1,732         1,231
Other Income ....................            68            78           106            89           112
Other expense ...................           940           765         1,551         1,415         1,054
Earnings before
  income taxes ..................           560           414           941           406           289
Provision for income
  taxes .........................           213           172           383           136           108
Net Earnings ....................           347           242           558           270           181

Per Share Data:

Net Earnings ....................           .21           .15           .34           .16           .11
Cash dividends ..................          --            --            --            --            --
Book value (1) ..................          6.12          5.72          5.91          5.57          5.38
Shares outstanding at
  period-end(2) .................     1,650,000     1,650,000     1,650,000     1,650,000     1,650,000

Period-End Balance Sheet Summary:

Total assets ....................    $  117,537        79,634       105,196        68,942        40,117
Securities ......................        38,296        21,474        34,507        19,630         8,638
Loans (net of unearned
  income) .......................        70,539        50,483        60,310        37,058        22,754
Allowance for loan losses .......           999           752           811           593           369

                                        5




Deposits.........................       104,862        68,279        93,447        58,601        30,092
Stockholders' equity.............        10,094         9,431         9,747         9,189         8,884
-----------------------

(1) Represents stockholders' equity divided by the number of outstanding shares of Class A and Class B Common Stock at period-end.

(2) Represents issued and outstanding shares of Class A Common Stock and Class B Common Stock.

                                                                               As of or for the
                                            As of or for the      ------------------------------------------
                                            Six Months Ended       Year Ended     Year Ended     Year Ended
                                                June 30           December 31,   December 31,   December 31,
                                          1997           1996         1996           1995           1994
                                          ----           ----         ----           ----           ----
                                              (unaudited)
Selected Financial Ratios:
--------------------------
Return on average
  assets .........................          .60%         .64%        .67%           .51%            .61%
Return on average
  equity .........................         7.12%        5.20%       5.91%          3.01%           3.02%
Dividends declared to
  net earnings ...................           --          --          --              --             --
Loans (net of unearned
  income) to deposits ............        67.27%       73.93%      64.54%         63.24%          75.61%
Net charge-offs to
  loans at period-end ............           --         (.06)%       .05%           .02%            .03%
Ratio of Allowance for loan
  losses to loans
  at period-end ..................          .014       .015         .013           .016            .016
Average stockholders'
  equity to average total
  assets .........................         8.49%       12.35%      11.29%         16.89%          20.05%
Ratio of Allowance for Loan losses
  to nonperforming loans .........           --         3.06         --              --            1.05

------------------------------

                            THE COMPANY AND THE BANK

Intervest Bancshares Corporation
--------------------------------

         The Company, a Delaware corporation organized in 1993, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company's principal asset is its ownership interest of approximately 96% of the issued and outstanding shares of the Bank. The Company, through its ownership of the Bank, is engaged in the commercial banking business and its primary source of earnings is derived from income generated by its ownership and operation of the Bank. As of June 30, 1997, the Company, on a consolidated basis, had total assets of $117.5 million, net portfolio loans of $69.5 million, total deposits of $104.9 million, and stockholders' equity of $10.1 million. Unless the context otherwise requires, references herein to the Company include the Company and its majority-owned subsidiary, the Bank, on a consolidated basis.

         The Company is a legal entity, separate and distinct from the Bank. There are various legal limitations with respect to the Bank's financing or otherwise supplying funds to the Company. In particular, under federal banking law, the Bank may not declare a dividend that exceeds undivided profits. In addition, the approval of the Federal Reserve Bank of Atlanta (the "Atlanta FRB"), as well as the Florida Department of Banking and Finance, is required if the total amount of all dividends declared in any calendar year exceeds the Bank's net profits, as defined, for that year, combined with its retained net profits for the proceeding two years. The Atlanta FRB also has the authority to limit further the payment of dividends by the Bank under certain circumstances. In addition, federal banking laws prohibit or restrict the Bank from extending credit to the Company under certain circumstances.

Intervest Bank
--------------

         The Bank is a Florida chartered banking corporation originally chartered in December, 1987. It operated as Countryside Bankers until 1994, when its name was changed to Intervest Bank. The Bank engages in commercial banking from four offices, all of which are located in Clearwater, Florida. A fifth office in South Pasadena, Florida is being renovated and is expected to be opened for business by the end of this year.

         The Bank primarily focuses on providing personalized banking services to businesses and individuals within its market area. The Bank originates commercial loans to businesses, collateralized and uncollateralized consumer loans, and real estate loans (primarily commercial real estate loans).

         The Bank's income is derived principally from interest and fees earned in connection with its lending activities, interest and dividends on securities, short-term investments and other services. The Bank's income is also affected by provisions for loan losses. Its principal expenses are interest paid on deposits and operating expenses. The Bank intends to expand its deposit and loan customer relationships at its existing offices and to examine opportunities for expansion to new locations. The Bank's operations are also significantly affected by local economic and competitive conditions in its market areas. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, and the attendant actions of the regulatory authorities all have an impact on the Bank's operations.

         The Bank is subject to examination and comprehensive regulation by the Federal Reserve Board (the "FRB") and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. The Bank is a member of the Federal Reserve System. The Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance.

         The principal executive offices of the Company are located at 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, and its telephone number is (212) 757-7300. The principal executive offices of the Bank are located at 625 Court Street, Clearwater, Florida 34625, and its telephone number is (813) 442-2551. In addition to its principal office, the Bank has three branch offices in Clearwater, Florida, located at: (i) 2575 Ulmerton Road; (ii) 2175 Nursery Road; and (iii) 1875 Belcher Road North, Clearwater, and expects to open a fourth branch in South Pasadena, Florida by the end of this year for a total of five banking offices.

                   INVESTMENT CONSIDERATIONS AND RISK FACTORS

         A prospective investor should review and consider carefully the following risk factors, together with the other information contained in this prospectus in evaluating an investment in the Company. The prospectus contains certain forward-looking statements and actual results could differ materially from those projected in the forward- looking statements as a result of numerous factors, including those set forth below and elsewhere in the prospectus.

Limited Operating History
-------------------------

         The principal current business activity of the Company consists of its controlling ownership of the Bank and, accordingly, it is dependent upon the success and profitability of the Bank. The Company was formed in February of 1993 for the purpose of acquiring a controlling interest in the Bank, which transaction occurred in May of 1993. Prior to that transaction, the Bank had operated under separate ownership and management. The Bank was not profitable through its fiscal year ended December 31, 1992. The Bank achieved profitability for the fiscal year ended December 31, 1993 and has been profitable in each year thereafter. The Company had a small loss in 1993 and has been profitable thereafter. In light of the relatively brief period of the Company's operations, there can be no assurance of future profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements."

Management's Broad Discretion Over Proceeds
-------------------------------------------

         None of the proceeds of the Offering have yet been committed to specific applications. All determinations concerning the use and investment of the proceeds will be made by management of the Company.

Dividends
---------

         Since its inception, the Company has not paid any dividends on its common stock and there is no immediate prospect or contemplation of the payment of such dividends.

         Dividends paid by the Company are subject to the financial conditions of both the Bank and the Company as well as other business considerations. In addition, banking regulations limit the amount of dividends that may be paid by the Bank to the Company without prior regulatory approval. The amount of allowable dividends which could be payable by the Company are in substance limited to net profits earned by the Company, less any earnings retention consistent with the Company's capital needs, asset quality and overall financial condition. Distributions paid by the Company to shareholders will be taxable to the shareholders as dividends, to the extent of the Company's accumulated current earnings and profits.
         The payment of dividends by the Bank to the Company is regulated by various state and federal laws and by regulations promulgated by the FRB, which restrict the payment of dividends under certain circumstances. In addition, such regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by a regulated banking institution such as the Bank. Even if the Bank is able to generate sufficient earnings to pay dividends, there is no assurance that the Board of Directors might not decide or be required to retain a greater portion of the Bank's earnings in order to maintain or achieve the capital deemed necessary or appropriate. The occurrence of any of these events would decrease the amount of funds potentially available for the payment of dividends by the Bank to the Company. In addition, in some cases, the FRB could take the position that it has the power to prevent the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. Further, the determination of whether dividends are paid and their frequency and amount will depend upon the financial condition and performance of the Bank and the Company, and other factors deemed appropriate by both of the Board of Directors of the Bank and of the Company. Accordingly, there can be no assurance that any dividends will be paid in the future by the Bank or the Company.

Securities Not Insured
----------------------

         The securities offered hereby are equity securities and are not savings accounts or deposits insured by the FDIC or any other government agency.

Adequacy of Allowance For Loan Losses.
--------------------------------------

         There is a risk that losses may be experienced in the Company's loan portfolio. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses which is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and current and anticipated economic conditions that may affect the borrower's ability to repay.

         As of June 30, 1997, the Company had a loan portfolio of approximately $70.5 million and the allowance for loan losses was $999,000, which represented 1.40% of the total amount of loans. At June 30, 1997, there were no non-performing assets. The Bank actively manages its nonperforming loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Bank's nonperforming or performing loans. Material additions to the Bank's allowance for loan losses would result in a decrease of the Company's net income, and possibly its capital, and could result in the inability to pay dividends, among other adverse consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality and Loan Impairment and Losses."

Supervision and Regulation
--------------------------

         Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the FRB. The Bank is also subject to the regulation and supervision of the FDIC and the Florida Department of Banking and Finance. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The FRB also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Bank and the Company may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and/or are expected to continue to have significant effects on the operating results of commercial banks. Although the Company believes that it is in compliance in all material respects with applicable state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, or otherwise affect the ability of the Bank to attract deposits and make loans. See "Supervision and Regulation."

No Public Trading Market
------------------------

         As of the date of this Prospectus, there has been no public trading market for the Company's securities. The initial public offering price of securities was determined by the Company based upon several factors and does not necessarily bear any relationship to the Company's assets, book value, results of operation, net worth or any other generally accepted criteria of value, and should not be considered as indicative of the actual value of the Company.

         While the Company may consider making application for the listing of its securities on an exchange or in an inter-dealer quotation system if it were to meet the eligibility criteria for any such exchange or system, there can be no assurance that the Company will meet such criteria, that such application will be made, or that any of the Company's Securities will be actively traded. Further, if a market does develop, it may be limited and there can be no assurance that it will be sustained. To the extent that a public market does develop, factors such as variations in the Company's financial results, announcements by the Company or others, general market conditions, or certain regulatory pronouncements may cause the market price of the Company's securities to fluctuate substantially. See "Market for Securities."

Exercisability of Warrants
--------------------------

         The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Class A and Class B Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holders of such Warrants. While the Company will use its best efforts to see that these conditions are met, there can be no assurance that it will be able to do so. See "Description of Securities-Warrants."

Competition
-----------

         Competition in the banking and financial services industry is intense. In its primary market area, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services, that the Bank does not provide at this time. The profitability of the Company depends upon the Bank's ability to compete in its market areas. See "Business - Competition."

Local Economic Conditions
-------------------------

         The success of the Company and the Bank is dependent to a certain extent upon the general economic conditions in geographic markets served by the Bank which focuses on Pinellas County, Florida and the immediate surrounding areas. The Bank's primary market area is particularly dependent on the economic conditions within Clearwater, Florida. Although the Bank expects economic conditions will continue to improve in this market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. Adverse changes in its geographic markets would likely impair the Bank's ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business - Market Area."

Lack of Diversification
-----------------------

         The primary business activity of the Company consists of its ownership and control of the capital stock of the Bank. As a result, the Company presently lacks diversification as to business activities and market area, and any event affecting the Bank will have a direct impact on the Company. See "Business."

Dependence on Key Personnel
---------------------------

         The Company and the Bank are dependent upon the services of their principal officers. If the services of any of these persons were to become unavailable for any reason, the operation of the Company and the Bank might be adversely affected in a material manner. The Bank presently has written employment agreements with its President, its Vice President and its Cashier. Neither the Company nor the Bank maintains key man life insurance policies on its executives and do not have any immediate plans to obtain such policies. The successful development of the Company's business will depend, in part, on its and the Bank's ability to attract or retain qualified officers and employees. See "Management."

Dilution
--------

         Purchasers of the Units offered hereby will incur immediate dilution in that the net tangible book value of their Class A Common Stock after the Offering will be less than the exercise price of the Warrants. See "Dilution."

Voting Control
--------------

         As of the date of this Prospectus, the three original shareholders of the Company own 900,000 shares of Class A Common Stock or 66.6% of the issued and outstanding shares of Class A Common Stock of the Company. These same persons own all of the issued and outstanding shares of Class B Common Stock. See "Management -- Security Ownership of Certain Beneficial Owners and
Management." The shares of Class B Common Stock, as a separate class, are entitled to elect two-thirds of the directors of the Company. As a result, voting control will continue to rest with the three persons.

Interest Rates
--------------

         The principal source of income for the Company is its net interest income, which is affected by movements in interest rates. Although the Bank monitors its interest rate sensitivity and attempts to reduce the risk of the significant decrease in net interest income caused by a change in interest rates, rising interest rates could nevertheless adversely affect the Bank's results of operations.

                         DETERMINATION OF OFFERING PRICE

         As of the date of this Prospectus, there has been no market for or any trading in any of the Company's securities. Consequently, in determining the initial public offering price of Units in 1994 and the exercise price of the Warrants, the Company considered a number of factors, including the following:
(i) the current financial position of the Company and the Bank; (ii) the experience of management; (iii) the ratio of the share price to book value; (iv) the position of the Company in its industry and its prospects; and (v) the general status of the securities market and other relevant factors. The initial exercise price of the Warrants was set at $10.00 per share.

                                 USE OF PROCEEDS

         The net proceeds to the Company will depend upon the number of Warrants actually exercised and cannot be determined at this time. However, assuming all of the Warrants were to be exercised, the net proceeds to the Company would be $11,196,696.

         The net proceeds of the Offering will become a part of the Company's capital funds to be used for general corporate purposes, including, without limitation, the financing of the expansion of the Company's or the Bank's business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to the Bank and any future subsidiaries of the Company. Except with respect to its fourth branch, which is being renovated, neither the Company nor the Bank currently has any plans, understandings, arrangements or agreements, written or oral, with respect to the establishment of any branches or subsidiaries, or with respect to any specific acquisition prospect, and neither is presently negotiating with any party with respect thereto.

         The actual application of the net proceeds will depend on the capital needs of the Bank, the Company's own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by the Company to expend the proceeds in a particular manner. The Company reserves the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or the Company's planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company or the Bank. Pending their ultimate application, the net proceeds will be invested in such relatively short-term investments or otherwise applied as management may determine.

                              MARKET FOR SECURITIES

         As of the date of this Prospectus, there has been no established public trading market for the securities of the Company. While the Company may consider making application for the listing of its securities on an exchange or in an inter-dealer quotation system if it were to meet the eligibility criteria for any such exchange or system, there can be no assurance that the Company will meet such criteria, that such an application will be made, or that any of the Company's securities will be actively traded. As of the date of this Prospectus, there were outstanding 1,350,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock. The 300,000 issued and outstanding shares of the Company's Class B Common Stock are convertible, on a share for share basis, into shares of the Company's Class A Common Stock, at any time after January 1, 2000. 900,000 shares of Class A Common Stock and all of the shares of Class B Common Stock are held by the three initial shareholders of the Company. See "Security Ownership of Certain Beneficial Owners and Management." The shares of Class B Common Stock and the Shares of Class A Common Stock into which they are convertible, together with the 900,000 shares of the Company's issued and outstanding shares of Class A Common Stock held of record by the three initial shareholders (collectively referred to as "Restricted Shares"), may be sold pursuant to Securities and Exchange Commission Rule 144, promulgated under the Securities Act, if the conditions of Rule 144 are met. In addition, the shares held by directors and executive officers of the Company are considered to be "Control Shares" and may be sold pursuant to Rule 144 without regard to any holding period.

         Restricted Shares may not be sold under Rule 144 unless they had been fully paid for and held for one year. After such one year holding period, a stockholder's shares may be sold in broker's transactions in an amount in any three months not in excess of the greater one of one percent of the number of shares then outstanding (for example, in the case of Class A Common Stock, 13,500 shares, equivalent to one percent of the number of shares of Class A Common Stock outstanding, but not accounting for the conversion of the Class B Common Stock) or the average weekly trading volume for a four-week period prior to each such sale. After they have been paid for and held for more than two years, restricted shares held by persons who are not affiliates of the Company may be sold without such limitations on amount. However, under Rule 144, restricted shares held by affiliates must continue, after the two year holding period, to be sold in broker's transactions subject to the volume limitations described above. 900,000 shares of the Company's Class A Common Stock will become eligible for sale in the public market, subject to the conditions of Rule 144 or, if sold upon registration under the Securities Act, without regard to the conditions of Rule 144. The above is a summary of Rule 144 and is not intended to be a complete description thereof.

                                    DIVIDENDS

         Holders of the Company's Class A Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000.

         The Company has not paid any dividends on its capital stock in the past and there is currently no contemplation of the payment of dividends on the Company's Stock. The Company's ability to pay dividends is generally limited to earnings from the prior year, although retained earnings and dividends from the Bank to the Company may also be used to pay dividends under certain circumstances.

         The payment of dividends by the Bank is subject to a determination by the Bank's Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations, the Bank's results of operations and financial condition, tax considerations of the Bank and the Company, the number of outstanding shares of stock, and general economic conditions. State and federal banking laws regulate and restrict the ability of the Bank to pay dividends to the Company. The FRB, which regulates the Bank, not only has established certain financial and capital requirements that affect the ability of the Bank to pay dividends, but it has also the general authority to prohibit the Bank from engaging in an unsafe or unsound practice in conducting its business. Depending upon the financial condition of the Bank, the payment of cash dividends could be deemed to constitute such an unsafe or unsound practice. See "Investment Considerations and Risk Factors -Uncertainty of Payment of Dividend" and "Supervision and Regulation - Bank Regulation."

         Both the FRB and the Florida Department of Banking and Finance, which regulate and supervise the Bank and the Company, have publicly stated their view that it is generally an unsafe and unsound practice to pay cash dividends except out of current operating earnings. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the FRB has stated that, as a matter of prudent banking, a bank holding company generally should not pay cash dividends unless the available net earnings of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the Company's capital needs, asset quality and overall financial condition. See "Investment Considerations and Risk Factors - Limited Operating History."

         The ability of the Bank and the Company to pay cash dividends is currently, and in the future could be further influenced by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount, if any, and timing of future dividends will depend on, among other things, future earnings, the financial condition of the Bank and the Company, the amount of cash on hand at the Company level, outstanding debt obligations, if any, and the requirements imposed by regulatory authorities.


                                    DILUTION

         The net tangible book value of the Company at June 30, 1997, was approximately $10.1 million or $6.12 per outstanding share of Common Stock. After giving effect to this Offering and the receipt of approximately $11.2 million of net proceeds from the exercise of the Warrants, the pro forma net tangible book value as of June 30, 1997 would be approximately $21.2 million, or $6.40 per then outstanding share of Common Stock. This represents a dilution of net tangible book value to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.........................  $ 6.67
Net tangible book value per share of Common Stock
as of June 30, 1997(1)..................................................  $ 6.12
Increase per share attributable to new investors........................  $  .28
                                                                          ------
Pro forma net tangible book value per share of Common Stock
 after this offering(1).................................................. $ 6.40
                                                                          ------
Dilution per share to new investors(2)................................... $  .27
                                                                          ======
__________________

(1) Net tangible book value per share of Common Stock is determined by dividing the Company's tangible net worth (tangible assets less liabilities), by the number of outstanding shares of Class A and Class B Common Stock.

(2) Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share of Common Stock after this offering from the initial public offering price per share. The estimated offering expenses and commissions are deducted from the net proceeds in this computation.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of June 30, 1997, and as adjusted at that date after giving effect to the exercise of all Warrants offered hereby.

                                                    Actual(1)     As Adjusted(2)
                                                    ---------     --------------
                                                           (in thousands)
Stockholders' Equity:

Class A Common Stock,  $1.00 par value,
     7,500,000  shares authorized, 1,350,000
     shares issued and outstanding
     (2,878,665 as adjusted)(3).....................   1,350            2,879
Class B Common Stock, $1.00 par value,
     700,000 shares authorized, 300,000
     shares issued and outstanding
     (450,000, as adjusted) ........................     300              450
 Additional Paid-in Capital.........................   7,105           16,623
 Retained Earnings..................................   1,339            1,339
                                                     -------          -------

Total Stockholders' Equity.......................... $10,094          $21,291
                                                     =======          =======
__________________

(1)      These numbers reflectthe recapitalization effective September 19, 1997.

(2) Reflects the 1,528,665 shares of Class A Common Stock and the 150,000 shares of Class B Common Stock issuable upon exercise of the Warrants.

(3) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock.

                             SELECTED FINANCIAL DATA

         The following table presents selected financial data for the Company and the Bank. The data set forth below for the seven months ended December 31, 1993, five months ended May 31, 1993, and the years ended December 31, 1996, 1995, 1994 and 1992 are derived from the audited consolidated financial statements of the Company or the Bank, as the case may be. The date for the six months ended June 30, 1997 and 1996 have been derived from the unaudited consolidated financial statements of the Company, which include all adjustments, consisting only of normal, recurring accruals, which the Company considers necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected financial data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

                                                                                          At or for the
                                                                                              Seven        Five
                                   Six Months Ended                Years Ended             Months Ended Months Ended Year Ended
                                       June 30                     December 31,             December 31,  May 31,   December 31,
                                   ----------------       -----------------------------       -------     -------     -------
                                   1997        1996       1996         1995        1994       1993(1)     1993(2)     1992(2)
                                   ----        ----       ----         ----        ----       -------     -------     -------
                                     (unaudited)
                                                            (Dollars in Thousands, Except Per Share Data)
Balance Sheet Data:
  Total assets ..............  $ 117,537      79,634     105,196      68,942      40,117      29,071      22,557      24,771
  Cash and cash equivalents .      3,836       4,472       6,320       8,551       6,088       5,519       2,569       3,155
  Net Loans .................     69,540      49,731      59,499      36,465      22,385      16,224      16,163      16,732
 Securities .................     38,296      21,474      34,507      19,630       8,638       5,231       2,958       3,883
  Deposits ..................    104,862      68,279      93,447      58,601      30,092      22,195      20,138      23,192
  Borrowed funds ............       --          --          --          --          --          --          --
  Retained earnings
    (Accumulated deficit) ...      1,339         676         992         434         164         (17)     (2,050)     (2,067)
  Total stockholders' equity      10,094       9,431       9,747       9,189       8,884       5,828       1,275       1,258

Income Statement Data:
  Interest income ...........      4,304       2,857       6,381       4,190       2,158       1,007         741       2,078
  Interest expense ..........      2,688       1,628       3,745       2,225         803         345         335         998
  Net interest income .......      1,616       1,229       2,636       1,965       1,355         662         406       1,080
  Provision for loan losses .       (184)       (128)       (250)       (233)       (124)       --           (90)       (279)
  Net interest income after
    provision for loan losses      1,432       1,101       2,386       1,732       1,231         662         316         801
  Other income ..............         68          78         106          89         112          59         102         189
  Other expense .............       (940)       (765)     (1,551)     (1,415)     (1,054)       (738)       (401)     (1,261)
  Earnings (Loss) before
  income taxes ..............        560         414         941         406         289         (17)         17        (271)
  Provision for income taxes        (213)       (172)       (383)       (136)       (108)       --          --          --
  Net earnings (Loss) .......        347         242         558         270         181         (17)         17        (271)

Per Share Data:
Net earnings (Loss) .........        .21         .15         .34         .16         .11        (.01)        .05        (.77)
Book value at period end ....  $    6.12        5.72        5.91        5.57        5.38        3.53        3.64        3.59
__________________


(1) Includes the consolidated financial information of the Company from June 1, 1993.

(2)      Financial  information  of the Bank only

                                       16

                          MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Company's principal asset is its ownership of a controlling interest in the Bank. Accordingly, the Company's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (primarily commercial real estate loans). The Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest-rate earned and paid on these balances. Net interest income is dependent upon the Bank's interest-rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, the Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for loan losses, and the effective tax rate. Noninterest income consists primarily of loan and other fees. Noninterest expense consists of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, and other operating expenses.

         Management believes that additional capital is the key to any expansion program and, to this end, it will continually assess the need for capital, both at the Bank and the Company levels. If it is determined that additional capital is necessary to support the operations of the Company or the Bank or to support any expansion or acquisition activities, transactions to obtain additional financing will be considered by the Company. In that regard, during 1995, the Company purchased 200,000 additional shares of the common stock of the Bank at a purchase price of $5.00 per share, for an aggregate amount of $1.0 million. In connection with that transaction, the Company was granted a warrant, exercisable from time to time, in whole or in part, to purchase up to 200,000 additional shares at that price, which warrant was exercised in June, 1997.

         The Bank's present offices are located in Clearwater, Florida. Clearwater is located in Pinellas County, which is the most populous county in the Tampa Bay area of Florida. An additional office in South Pasadena, which is also in Pinellas County and which neighbors Clearwater, is expected to open before year end. The "Tampa Bay" area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County).

         The current population of the Tampa Bay area is estimated at approximately 2,200,000, which reflects population increases of approximately 45% between 1970 and 1980, and approximately 27% between 1980 and 1990. Pinellas is the most densely populated county in Florida, with more than 2,800 people per square mile. The average age of the population for the region is estimated at 45 years (as compared to 38 years for the State of Florida), and this reflects the history of Pinellas County as a retirement area. Recent years have shown a slight drop in average age due to an increase in office and manufacturing employment opportunities.

         The economy of Pinellas County has historically been tourist and retirement oriented. Pinellas County has recently attracted a larger share of new business, particularly in the high technology industries. Total per capita personal income in Pinellas County increased from approximately $15,000 in 1984 to approximately $22,700 in 1992. Employment in the region reflects a broad-based economy, with an emphasis on the retail trade and service industries.

         The housing market in the region remains stable in the view of management, although housing starts have slowed from the high levels experienced during the 1970's.

         Clearwater is the county seat of Pinellas County and its second largest city. It encompasses approximately 32 square miles and has a population of approximately 100,000.

         Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition and results of operations of the Company for the years ended December 31, 1996 and 1995 and for the six-month periods ended June 30, 1997 and 1996. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.

Results Of Operations

Comparison of Six Months Ended June 30, 1997 and 1996.

General
-------

         Net earnings for the six months ended June 30, 1997 were $347,000, or $.21 per share, compared to net earnings of $242,000 or $.15 per share for the six months ended June 30, 1996. This increase in the Company's net earnings was primarily due to an increase in net interest income, partially offset by an increase in noninterest expenses and an increase in the provision for income taxes.

Interest Income and Expense
---------------------------

         Interest income increased by $1,447,000 from $2,857,000 for the six months ended June 30, 1996 to $4,304,000 for the six months ended June 30, 1997. Interest income on loans increased by $916,000 due to an increase in the average loan portfolio balance from $43.5 million at June 30, 1996 to $65.9 million at June 30, 1997 partially offset by a decrease in the weighted average yield from 9.61% in 1996 to 9.12% in 1997. Interest on securities increased by $559,000 due to an increase in the average securities portfolio during the six months ended June 30, 1997 to $40.7 million from $22.7 million during 1996 and an increase in the weighted average yield from 5.94% in 1996 to 6.06% in 1997. Interest on other interest-earning assets decreased by $28,000 primarily due to a decrease from in the average balance of these assets from 1996 to 1997.

Interest expense on deposit accounts increased to $2,688,000 for the six months ended June 30, 1997 from $1,628,000 for the six months ended June 30, 1996. Interest expense increased primarily because of an increase in the average balance of deposits from 1996 to 1997. The average balance of deposits for the six months ended June 30, 1997 was $100.4 million, compared to $60.6 million during 1996.

Provision for Loan Losses
-------------------------

         The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectability of the Bank's loan portfolio. The provision increased from $128,000 for the six months ended June 30, 1996 to $184,000 for the six months ended June 30, 1997. The increase was deemed appropriate by management due to the growth in the loan portfolio in 1997.

Noninterest Expense
-------------------

         Total noninterest expense increased by $175,000 to $940,000 for the six months ended June 30, 1997 from $765,000 for the six months ended June 30, 1996, primarily due to an increase in employee compensation and benefits of $87,000, an increase in advertising and promotion of $39,000 and an increase in other noninterest expense of $9,000 due to the overall growth of the Company.

Provision for Income Taxes
--------------------------

         The income tax provision for the six months ended June 30, 1997 was $213,000 (an effective rate of 38.0%) compared to $172,000 (an effective rate of 41.5%) for the comparable 1996 period. In 1996, a greater portion of the consolidated earnings was generated by the Holding Company which has a higher state tax rate.

Comparison of Year Ended December 31, 1996 and 1995.

General
-------

         Net earnings for the year ended December 31, 1996 were $558,000 compared to $270,000 for the year ended December 31, 1995. This increase in the Company's net earnings was primarily due to an increase in net interest income partially offset by an increase in other expenses and provision for income taxes.

Interest Income and Expense
---------------------------

         Interest income increased by $2,191,000 from $4,190,000 for the year ended December 31, 1995 to $6,381,000 for the year ended December 31, 1996. Interest income on loans increased $1,746,000 due to an increase in the average loan portfolio balance from $28.1 million for the year ended December 31, 1995 to $49.3 million for 1996, partially offset by a decrease in the weighted average yield of 87 basis points. Interest on securities increased $434,000 due to an increase in the average securities balance from $16.8 million in 1995 to $25.6 million in 1996, partially offset by a decrease in average yield from 6.44% in 1995 to 5.92% in 1996. Interest on other interest-earning assets increased $11,000 primarily due to an increase from $4.3 million in average other interest-earning assets in 1995 to $4.7 million in 1996.

         Interest expense increased to $3,745,000 for the year ended December 31, 1996 from $2,225,000 for the year ended December 31, 1995. Interest expense on deposit accounts increased because of a $28.6 million increase in the average balance, although there was a decrease of 6 basis points in the average yield paid on deposits for the year ended December 31, 1996 compared to 1995.

Provision for Loan Losses
-------------------------

         The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectability of the Bank's loan portfolio. The provision increased from $233,000 for the year ended December 31, 1995 to $250,000 for the year ended December 31, 1996. The ratio of net charge-offs to average loans outstanding was .001 at December 31, 1996 and 1995. The ratio of allowance for loan losses to period-end total loans was .013 at December 31, 1996 and .016 at December 31, 1995. At December 31, 1996, there were no non-performing loans. Management believes that the allowance for loan loss of $811,000 is adequate at December 31, 1996.

Other Income
------------

         Total other income increased $17,000 for the year ended December 31, 1996 compared to 1995.

Other Expenses
--------------

         Total other expenses increased $136,000 for the year ended December 31, 1996 when compared to 1995, primarily due to an increase in employee compensation and benefits, partially offset by a decrease in occupancy and equipment expenses and federal insurance premiums. The increase in employee compensation and benefits is primarily due to additional personnel for the new branches. The decrease in occupancy and equipment expense is due to an increase in income from the leasing of space in Company buildings to third parties.

Provision for Income Taxes
--------------------------

         In 1996 the provision for income taxes is $383,000, an effective income tax rate of 40.7%, as compared to $136,000 and 33.5% respectively, in 1995. The increase is primarily due to an increase in net earnings of the holding company, which are taxed at a higher state income tax rate than those of the Bank.

Net Interest Income

         Net interest income, which constitutes the principal source of income for the Company, represents the difference between income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are securities and loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest paying checking accounts ("NOW accounts"), retail savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of the average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

         Net interest income was $1,616,000 for the Company for the six months ended June 30, 1997 compared with $1,229,000 for the six months ended June 30, 1996. This improvement in net interest income is primarily a result of a higher volume of net interest-earning assets.

         The following tables set forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread; and (v) net interest margin. Average balances are based on average daily balances.


                                                                  Six Months Ended June 30,
                                                -------------------------------------------------------------
                                                              1997                         1996
                                                              ----                         ----
                                                             Interest    Average          Interest    Average
                                                Average        and        Yield/ Average     and       Yield/
                                                Balance     Dividends     Rate   Balance  Dividends     Rate
                                                -------     ---------     ----   -------  ---------     ----
                                                                 (Dollars in thousands)
Interest-earning assets:1
    Loans(1)                                    $ 65,853      3,003       9.12% $ 43,454     2,087      9.61%
    Securities                                    40,738      1,234       6.06%   22,715       675      5.94%
    Other interest-earning assets(2)               2,228         67       6.01%    3,505        95      5.42%
                                                 -------      -----       ----    ------     -----      ----

    Total interest-earning assets                108,819      4,304       7.91%   69,674     2,857      8.20%
                                                 -------      -----       ----    ------     -----      ----

Noninterest-earning assets                         5,922                           5,672
                                                   -----                           -----

    Total assets                                $114,741                        $ 75,346
                                                ========                        ========

Interest-bearing liabilities:
    Money market and NOW deposits                 17,194        379       4.41%    7,502       134      3.57%
    Savings                                        7,629        185       4.85%      636         7      2.20%
    Certificates of deposit                       75,580      2,124       5.62%   52,436     1,485      5.66%
    Other                                           --         --                     70         2      5.71%
                                                 -------      -----               ------     -----      ----

    Total interest-bearing liabilities           100,403      2,688       5.35%   60,644     1,628      5.37%
                                                 -------      -----       ----    ------     -----      ----

Noninterest-bearing liabilities                    4,592                           5,399
Stockholders' equity                               9,746                           9,303
                                                   -----                           -----

    Total liabilities and stockholders' equity  $114,741                        $ 75,346
                                                ========                        ========

Net interest/dividend income                               $  1,616                       $  1,229
                                                           ========                       ========
Interest rate spread(3)                                                   2.56%                         2.83%
                                                                          ====                          ====
Net interest margin(4)                                                    2.97%                         3.53%
                                                                          ====                          ====
Ratio of average interest-earning assets to
    average interest-bearing liabilities            1.08                            1.15
                                                    ====                            ====





                                                     Year Ended December 31,
                                     --------------------------------------------------------
                                                1996                        1995
                                     --------------------------  ----------------------------
                                                        (Dollars in thousands)
                                              Interest  Average            Interest   Average
                                     Average    and      Yield/  Average     and      Yield/
                                     Balance  Dividends   Rate   Balance   Dividends   Rate
                                     -------  ---------   ----   -------   ---------   ----
Interest-earning assets:
  Loans(1) .......................  $49,266    4,624      9.39%  $28,052    2,878     10.26%
  Securities .....................   25,577    1,514      5.92%   16,775    1,080      6.44%
  Other interest-earning assets(2)    4,730      243      5.14%    4,266      232      5.44%
                                      -----      ---      ----     -----      ---      ----

         Total interest-earning
             assets ..............   79,573    6,381      8.02%   49,093    4,190      8.53%
                                               -----                        -----

Noninterest-earning assets .......    4,089                        4,007
                                      -----                        -----
         Total assets ............  $83,662                       53,100
                                    =======                       ======
Interest-bearing liabilities:
  Money market and
     NOW deposits ................    8,432      310      3.68%    5,515      141      2.56%
   Savings .......................    1,470       62      4.22%      681       15      2.20%
   Certificates of deposit .......   59,437    3,371      5.67%   34,562    2,068      5.98%
   Other .........................       34        2      5.88%       17        1      5.88%
                                     ------    -----      ----    ------    -----

         Total interest-bearing
            liabilities ..........   69,373    3,745      5.40%   40,775    2,225      5.46%
                                               -----                        -----

Noninterest-bearing liabilities ..    4,840                        3,356

Stockholders' equity .............    9,449                        8,969
                                      -----                        -----


         Total liabilities and
            stockholders' equity .  $83,662                      $53,100
                                    =======                      =======


Net interest/dividend income .....           $ 2,636                      $ 1,965
                                             =======                      =======


Interest rate spread(3) ..........                        2.62%                        3.07%
                                                          ====                         ====

Net interest margin(4) ...........                        3.31%                        4.00%
                                                          ====                         ====

Ratio of average interest-earning
   assets to average interest-
   bearing liabilities ...........     1.15                         1.20
                                       ====                         ====

                                                                   22

------------------------------------

(1)      Includes nonaccrual loans.

(2)      Includes interest-bearing deposits.

(3)      Interest  rate spread  represents  the  difference  between the average
         yield   on   interest-earning   assets   and   the   average   cost  of
         interest-bearing liabilities.

(4)      Net  interest   margin  is  net  interest  income  divided  by  average
         interest-earning assets.


Rate/Volume Analysis
--------------------

         The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                              Six Months Ended June 30,
                                                   1997 vs. 1996
                                       -----------------------------------
                                             Increase (Decrease) Due to
                                       -----------------------------------
                                                             Rate/
                                        Rate      Volume     Volume  Total
Interest-earning assets:                          (In thousands)
      Loans(1)                          $ (105)   1,075      (54)     916
      Securities                            14      535       10      559
      Other interest-earning assets         10      (35)      (3)     (28)
                                        ------   ------   ------   ------

      Total                                (81)   1,575      (47)   1,447
                                        ------   ------   ------   ------


Interest-bearing liabilities:
      Money Market and NOW deposits         32      172       41      245
      Savings                                8       80       90      178
      Certificates of Deposit              (13)     657       (5)     639
      Other                               --         (2)    --         (2)
                                        ------   ------   ------   ------

         Total                              27      907      126    1,060
                                        ------   ------   ------   ------


Net change in net interest income
      before provision for loan losses  $ (108)     668     (173)     387
                                        ======   ======   ======   ======

                                          Year Ended December 31,
                                                1996 vs. 1995
                                      -----------------------------------
                                         Increase (Decrease) Due to
                                      -----------------------------------
                                                          Rate/
                                      Rate     Volume    Volume    Total
                                      ----     ------    ------    -----
Interest-earning assets:                          (in thousands)
  Loans                              $(245)     2,176     (185)    1,746
  Securities                           (87)       567      (46)      434
  Other interest-earning assets        (13)        25       (1)       11
                                     -----      -----    -----     -----
      Total                          $(345)     2,768     (232)    2,191
                                     -----      -----    -----     -----
Interest-bearing liabilities:
  Money Market and NOW Deposits         62         74       33       169
  Savings                               14         17       16        47
  Certificates of Deposit             (107)     1,488      (78)    1,303
  Other                               --            1     --           1
                                     -----      -----    -----     -----
      Total                            (31)     1,580      (29)    1,520
                                     -----      -----    -----     -----
Net change in net interest income
   before provision for loan losses  $(314)     1,188     (203)      671
                                     =====      =====    =====     =====

Income Taxes
------------

      At June 30, 1997, the Company had net operating loss carry forwards for federal income tax purposes available to offset future federal taxable income. They were in the aggregate amount of $495,000, with specified portions expiring in each year from 2004 through 2008. The carry forwards are subject to an annual limitation of $332,000.

      At the time of its incorporation, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires it to take into account changes in tax rates when valuing the deferred income tax amounts carried on its balance sheets.

Asset/Liability Management
--------------------------

      Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (principally loans and securities) and liabilities (principally deposits). A principal objective of the Bank's asset/liability management strategy is to minimize the Bank's exposure to changes in interest rates by maintaining a balanced interest rate risk position. This strategy is overseen in part through the direction of the Asset and Liability Committee of the Bank (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

      As a part of the Bank's interest rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest rate-sensitive" and monitors the Bank's interest rate sensitivity "gap." An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of the Bank's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

      A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase.

      Management's strategy is to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities. The ALCO Committee has adopted a goal of achieving and maintaining a six-month ratio between rate sensitive assets to rate sensitive liabilities of .80 to 1.20.

      Principal among the Bank's asset/liability management strategies has been the emphasis on managing its interest-rate sensitive liabilities in a manner designed to attempt to reduce the Bank's exposure during periods of fluctuating interest rates. Management believes that the type and amount of the Bank's interest rate-sensitive liabilities may reduce the potential impact that a rise in interest rates might have on the Bank's net interest income. Additionally, the Bank maintains a "floor," or minimum rate, on many of its floating or prime based loans. The "floor" amount for each specific loan is determined in relation to the prevailing market rates on the date of origination and management retains a great deal of flexibility in connection with the establishment of floors for particular loans. Management recognizes that floors allow the Bank to continue to earn a higher rate when the floating rate falls below the established "floor" rate.

      The following table sets forth certain information relating to the Company's interest-earning assets and interest-bearing liabilities at June 30, 1997 that are estimated to mature or are scheduled to reprice within the period shown.

                                                                  More than     More than
                                                                  One Year and  Five Years and
                                             0-3           4-12   Less than     Less than
                                            Months         Months  Five Years   Ten Years           Total
                                            ------         ------  ----------   ---------           -----
                                                             (Dollars in thousands)
Mortgage and commercial loans (1):
   Commercial loans                        $  2,551         304         398        213               3,466
   Commercial real estate loans               4,941      10,202      49,409         79              64,631
   Residential mortgage loans                   404         577         376      1,358               2,715
   Consumer loans                                19          15          67       --                   101
                                           --------    --------    --------   --------            --------

         Total loans                          7,915      11,098      50,250      1,650              70,913
                                           --------    --------    --------   --------            --------

Federal funds sold                            1,973        --          --         --                 1,973
Interest-bearing deposits with banks           --          --            99       --                    99
Securities (2)(3)                             1,703       4,511      25,744      6,541              38,499
                                           --------    --------    --------   --------            --------

         Total rate-sensitive assets         11,591      15,609      76,093      8,191             111,484
                                           ========    ========    ========   ========            ========

Deposit accounts (2):
   Money market deposits                     14,381        --          --         --                14,381
   NOW deposits                               3,441        --          --         --                 3,441
   Savings deposits                           9,176        --          --         --                 9,176
   Certificates of deposit                   12,353      26,896      35,405      1,005              75,659
                                           --------    --------    --------   --------            --------

         Total rate-sensitive liabilities  $ 39,351      26,896      35,405      1,005             102,657
                                           ========    ========    ========   ========            ========

GAP (repricing differences)                $(27,760)    (11,287)     40,688      7,186               8,827
                                           --------    --------    --------   --------            --------

Cumulative GAP                             $(27,760)    (39,047)      1,641      8,827
                                           --------    --------    --------   --------

Cumulative GAP/total assets                  (23.62)%    (33.32)%      1.40%      7.51%
                                             --------    --------   --------   --------

--------

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed rate loans are scheduled, including repayment, according to their maturities.

(2) Money market, NOW, and savings deposits are regarded as ready accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates. Securities are also scheduled through the maturity dates.

(3)      Includes Federal Reserve Bank stock.

Financial Condition

Lending Activities
------------------

         A significant source of income for the Company is the interest earned on loans. At June 30, 1997, the Company's total assets were $117.5 million and its net loans (after allowance for loan losses) were $69.5 million or 59.1% of total assets as compared to $105.2 million of total assets at December 31, 1996, and net loans (after allowance for loan losses) of $59.5 million representing 56.6% of the total assets at December 31, 1996.

         Lending activities are conducted pursuant to a written policy which has been adopted by the Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain directors of the Bank.

                             LOAN PORTFOLIO ANALYSIS

         The following table sets forth information concerning the Company's loan portfolio by type of loan at the dates indicated.

                               At June 30, 1997        At December 31, 1996     At December 31, 1995
                               ----------------        --------------------     --------------------
                                               % of                    % of                     % of
                               Amount          Total   Amount          Total    Amount          Total
                               ------          -----   ------          -----    ------          -----
                                                (Dollars in thousands)
Commercial loans              $  3,466           4.9%  $  3,514           5.8% $  4,391          11.8%
Commercial real estate loans    64,631          91.1     54,198          89.4    29,719          79.7
Residential mortgage loans       2,715           3.8      2,784           4.6     3,046           8.2
Consumer loans                     101            .2        157            .2       115            .3
                                ------          ----     ------          ----    ------          ----

         Total loans            70,913         100.0%    60,653         100.0%   37,271         100.0%
                                               =====     ------         =====    ------         =====
Add (Deduct):
   Deferred loan fees             (374)                    (343)                   (186)
   Unamortized discount           --                        --                      (27)
                                ------                   ------                  ------

         Loans, net           $ 70,539                 $ 60,310               $  37,058
                              ========                 ========               =========


         The following table reflects the contractual principal repayments by period of the Company's loan portfolio at December 31, 1996.

                                                            Residential         Commercial
                  Years Ended       Commercial              Mortgage           Real Estate               Consumer
                  December 31,         Loans                   Loans              Loans                    Loans           Total
                  ------------         -----                   -----              -----                    -----           -----
                                                            (Dollars in thousands)
                       1997           $2,872                   362                 4,012                     96            7,342
                       1998              237                   372                 3,438                     33            4,080
                       1999              156                   300                 6,962                     12            7,430
                  2000-2001              184                   582                17,502                     16           18,284
                  2002-2003               65                   437                 4,279                    ---            4,781
                  2004-2010              ---                   731                18,005                    ---           18,736
                                     -------                   ---                ------                    ---           ------
                      Total           $3,514                $2,784               $54,198                   $157          $60,653
                                      ======               =======               =======                   ====          =======

         Of the $53.3 million of loans due after 1997, 25.9% of such loans have fixed interest rates and 74.1% have adjustable interest rates.

         The following table sets forth total loans originated and repaid during the periods indicated.

                                               Six Months       Year Ended
                                             Ended June 30,    December 31,
                                            1997        1996      1996
                                            ----        ----      ----
                                                   (in thousands)
Originations:
         Commercial loans                 $    373        273        497
         Commercial real estate loans       12,935     15,999     30,802
         Consumer loans                         40         48        145
                                          --------   --------   --------

                  Total loans originated    13,348     16,320     31,444

         Principal reductions               (3,088)    (3,556)    (8,062)
                                          --------   --------   --------

           Increase in total loans        $ 10,260     12,764     23,382
                                          ========   ========   ========

Asset Quality
-------------

         Management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. The majority of the loans in the Bank's loan portfolio are collateralized by commercial real estate mortgages. As of June 30, 1997, approximately 91.1%, and as of December 31, 1996, approximately 89.4% of the total loan portfolio was collateralized by this type of property. The level of delinquent loans and foreclosed real estate also is relevant to the credit quality of a loan portfolio. As of June 30, 1997, no assets were non-performing, while as of December 31, 1996, non-performing assets totaled $185,000.

         In an effort to maintain the quality of the loan portfolio management seeks to minimize higher risk types of lending. In view of the relative significance of real estate related loans, a downturn in the value of the real estate could have an adverse impact on the Company's profitability. However, as part of its loan portfolio management strategy, the Company typically limits its loans to a maximum of 75% of the value of the underlying real estate as determined by an MAI appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans. Management believes that such precautions reduce the Company's exposure to the risks associated with a downturn in real estate values. See "Investment Considerations and Risk Factors--Local Economic Conditions."

         Commercial loans also entail risks since repayment is usually dependent upon the successful operation of the commercial enterprise. They also are subject to adverse conditions in the economy. Commercial loans are generally riskier than mortgage loans because they are typically underwritten on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying commercial loans may depreciate over time, cannot be appraised with as much precision as real estate, and may fluctuate in value based on the success of the business.

         Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The Company, on a routine basis, monitors these concentrations in order to make necessary adjustments in its leading practices that most clearly reflect the economic conditions, loan to deposit ratios, and industry trends. Concentrations of loans in the following categories constituted the total loan portfolio as of June 30, 1997:

                  Commercial loans                        4.9%
                                                          ----
                  Commercial Real estate loans           91.1%
                                                         -----
                  Consumer and other loans                 .2%
                                                           ---
                  Residential Mortgage Loans              3.8%
                                                          ----

         The Loan  Committee of the Board of Directors of the Bank  concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral. In addition, management of the Bank has established a review process with the objective of quickly identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible. Management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards. See "Investment Considerations and Risk Factors-Supervision and Regulation."

Classification of Assets
------------------------

         Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans will be charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans will not be returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

         Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the consolidated statement of earnings. At June 30, 1997, the Bank had no foreclosed real estate.

         The following table sets forth certain information on nonaccrual loans and foreclosed real estate, the ratio of such loans and foreclosed real estate to total assets as of the dates indicated, and certain other related information.

                                             At June 30,         At December 31,
                                                1997               1996    1995
                                                ----               ----    ----
                                 (Dollars in thousands)
Nonaccrual loans:
     Residential mortgage loans                 $--                 --       --
     Commercial loans                            --                 --       --
     Consumer and other loans                    --                 --       --
                                               -----                ----  ------

         Total non-accrual loans                 --                 --       --
                                               =====                ====  ======

         Total nonperforming loans               --                 --       --
                                               =====                ====  ======
Total nonperforming loans to
            total loans                          --%                --%      --%

         Total nonperforming loans to
            total assets                         --                 --       --
                                               -----                ----  ------

Foreclosed real estate:

   Real estate acquired by foreclosure or
     deed in lieu of foreclosure                $--                  185     --
                                               -----                ----  ------

         Total nonperforming loans and
            foreclosed real estate              $--                  185     --
                                               =====                ====  ======

         Total nonperforming loans and
            foreclosed real estate to
            total assets                         -- %               .17%   -- %
                                               =====                ====  ======
Loan Impairment and Losses
--------------------------

         On January 1, 1995, the Company adopted Statements of Financial Accounting Standards No. 114 and 118 ("SFAS 114 and 118"). These Statements address the accounting by creditors for impairment of certain loans. The Statements generally require the Company to identify loans for which the Company probably will not receive full repayment of principal and interest, as impaired loans. The Statements require that impaired loans be valued at the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The Company has implemented the Statements by modifying its monthly review of the adequacy of the allowance for loan losses to also identify and value impaired loans in accordance with guidance in the Statements. The adoption of the Statements did not have any material effect on the results of operations for the six months ended June 30, 1997 or 1996 and years ended December 31, 1996 or 1995.

         Management considers a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by management which would indicate that full repayment of the principal and interest is not probable. In evaluating loans for impairment, management generally considers delinquencies of 60 days or less to be minimum delays, and accordingly does not consider such delinquent loans to be impaired in the absence of other indications of impairment.

         Management evaluates smaller balance, homogeneous loans for impairment and adequacy of allowance for loan losses collectively, and evaluates other loans for impairment individually, on a loan-by-loan basis. The Company evaluates the consumer loan portfolio which are smaller homogeneous loans for impairment on an aggregate basis, and utilizes its own historical charge-off experience, as well as the charge-off experience of its peer group and industry statistics to evaluate the adequacy of the allowance for loan losses. For all commercial, commercial real estate and residential mortgage loans, the Company evaluates loans for impairment on a loan-by-loan basis.

         The Company evaluates all nonaccrual loans as well as any accruing loans exhibiting collateral or other credit deficiencies for impairment. With respect to impaired, collateral-dependent loans, any portion of the recorded investment in the loan that exceeds the fair value of the collateral is charged off.

         For impairment recognized in accordance with SFAS 114 and 118, the entire change in the present value of expected cash flows, or the entire change in estimated fair value of collateral for collateral dependent loans is reported as a provision for loan losses in the same manner in which impairment initially was recognized or as a reduction in the amount of the provision that otherwise would be reported.

         The Company had no impaired loans during the six months ended June 30, 1997, or at December 31, 1996 or 1995. The average recorded investment in impaired loans during 1996 and 1995 was $31,000 and $5,000, respectively. No interest income on impaired loans was recognized in 1996 or 1995.

         Loans are reported at the principal amount outstanding net of the allowance for loan losses and unamortized premiums, discounts and deferred loan origination fees and costs.

         The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments, and current and anticipated economic conditions that may affect the borrower's ability to repay.

         Management continues to actively monitor the Bank's asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. The Bank's allowance at December 31, 1996 was $811,000, and the Bank increased its allowance for loan losses to $999,000 as of June 30, 1997, consistent with the increase in the loan portfolio, reflecting management's intent to maintain reserves at a level management believes to be adequate. See "Investment Considerations and Risk Factors--Adequacy of Allowance for Loan Losses."

         The following table sets forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:

                                                          Six Months Ended              Year Ended
                                                      -----------------------     ---------------------------
                                                      June 30,       June 30,     December 31,   December 31,
                                                        1997           1996          1996            1995
                                                        ----           ----          ----            ----
                                                                      (Dollars in thousands)

Average loans outstanding, net                       $ 65,853       $ 43,454       $ 49,266      $ 28,052
                                                     --------       --------       --------      --------

Allowance at beginning of period                          811            593            593           369
                                                     --------       --------       --------      --------
Charge-offs:
   Real estate loans                                     --             --               62          --
                                                                                   --------      --------
   Commercial loans                                      --             --             --              23
                                                                                   --------      --------
   Consumer loans                                        --             --                3             7
                                                     --------       --------       --------      --------

         Total loans charged-off                         --             --               65            30
                                                     --------       --------       --------      --------

Recoveries                                                  4             31             33            21
                                                     --------       --------       --------      --------

   Net charge-offs (recoveries)                            (4)           (31)            32             9
                                                     --------       --------       --------      --------

Provision for loan losses charged
   to operating expenses                                  184            128            250           233
                                                     --------       --------       --------      --------

Allowance at end of period                           $    999       $    752       $    811      $    593
                                                     ========       ========       ========      ========

Ratio of net charge-offs to
   average loans outstanding                           .----           (.001)          .001          .001
                                                     ========       ========       ========      ========

Ratio of allowance for loan losses
   to period-end total loans                             .014           .015           .013          .016
                                                     ========       ========       ========      ========

Ratio of allowance for loan losses
   to nonperforming loans                                --             3.06           --            --
                                                     ========       ========       ========      ========

Period end total loan                                $ 70,913       $ 50,035       $ 60,653      $ 37,271
                                                     ========       ========       ========      ========

         The following table presents information regarding the Company's total allowance for losses as well as the allocation of such amounts to the various categories of loans:

                                    At June 30, 1997    At December 31, 1996  At December 31, 1995
                                  -------------------   --------------------  --------------------
                                                % of              % of Loans             % of Loans
                                           Loans to                 to Total               to Total
                                  Amount  Total Loans   Amount       Loans     Amount       Loans
                                  ------  -----------   ------       -----     ------       -----
                                                                       (Dollars in thousands)
Commercial loans                   $ 43          4.3%    $ 82         10.1%    $140         23.6%
Commercial real estate loans        886         88.7      677         83.5      378         63.7
Residential real estate loans        68          6.8       50          6.2       72         12.2
Consumer loans and other              2           .2        2           .2        3           .5
                                   ----        -----     ----        -----     ----        -----
   Total allowance for
     loan losses                   $999        100.0%    $811        100.0%    $593        100.0%
                                   ====        =====     ====        =====     ====        =====

                                       31

         The allowance for loan losses represented 1.4% of the total loans outstanding at June 30, 1997, compared with 1.5% at June 30, 1996.

Securities
----------

         The following table sets forth the carrying value of the Bank's held-to-maturity securities portfolio as of the dates indicated:

                                                  At December 31,
                                At June 30,      -----------------
                                    1997         1996         1995
                                    ----         ----         ----
                                           (in thousands)
Securities held to maturity:
  U.S. Treasury securities        $ 2,992        1,499        2,265

U.S. Government and
  agency securities                35,304       33,008       17,365
                                  -------      -------      -------

    Total                         $38,296       34,507       19,630
                                  =======      =======      =======

    The  following   table  sets  forth,  by  maturity   distribution,   certain
information pertaining to the held-to maturity securities portfolio as follows:


                                        One Year             After One Year       After Five Years
                                        Or Less              to Five Years           to Ten Years                Total
                                ----------------------  ----------------------   -------------------    -----------------------
                                Carrying       Average  Carrying       Average   Carrying    Average    Carrying        Average
                                  Value         Yield     Value         Yield     Value       Yield       Value          Yield
                                  -----         -----     -----         -----     -----       -----       -----          -----
                                                                (Dollars in Thousands)
June 30, 1997:
   U.S. Treasury Securities      $ 1,500         6.13%   $ 1,492         6.03%   $ -----        -----%   $ 2,992         6.08%
   U.S. Government
       agency securities           4,511         5.86     24,253         6.15      6,540         6.47     35,304         6.17
                                   -----         ----                    ----      -----         ----     ------         ----

               Total             $ 6,011         5.93%   $25,745         6.14%   $ 6,540         6.47%   $38,296         6.16
                                 =======         ====    =======         ====    =======         ====    =======         ====



December 31, 1996:
   U.S. Treasury Securities          500         6.04%       999         6.17%      --           ----%     1,499         6.12%
   U.S. Government
     agency securities             8,142         5.97     22,856         6.16      2,010         6.33     33,008         6.12
                                   -----         ----     ------         ----      -----         ----     ------         ----
               Total             $ 8,642         5.97%   $23,855         6.16%   $ 2,010         6.33%   $34,507         6.12%
                                 =======         ====    =======         ====    =======         ====    =======         ====

Deposit Activities
------------------

      Deposits are the major source of the Bank's funds for lending and other investment purposes. Deposits are attracted principally from within the Bank's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans.

      Maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

      Regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Company Improvement Act of 1991 ("1991 Banking Law") place limitations on the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definitions adopted by the agencies to implement the corrective action provisions of the 1991 Banking Law." See "Supervision and Regulation--Impact of the 1991 Banking Law." At June 30, 1997, the Bank met the definition of a "well capitalized" depository institution.

      The  following  table  shows  the   distribution  of,  and  certain  other
information relating to, the Bank's deposit accounts by type:

                                  At June 30, 1997        At December 31, 1996     At December 31, 1995
                                --------------------     ----------------------    --------------------
                                              % of                       % of                     % of
                                Amount      Deposits     Amount        Deposits    Amount       Deposits
                                ------      --------     ------        --------    ------       --------
                                                       (Dollars in thousands)

Demand deposits               $  2,204          2.1%    $  2,401          2.6%    $  2,729          4.7%
NOW deposits                     3,441          3.3        4,536          4.9        2,705          4.6
Money market deposits           14,381         13.7        7,507          8.0        3,518          6.0
Savings deposits                 9,177          8.7        4,742          5.0          595          1.0
                              --------        -----     --------        -----     --------        -----
        Subtotal                29,203         27.8       19,186         20.5        9,547         16.3
                              --------        -----     --------        -----     --------        -----

Certificate of deposits:
   3.00%-3.99%                    --                        --         --               24       --
   4.00%-4.99%                     188           .2        1,682          1.8          255           .4
   5.00%-5.99%                  57,442         54.8       53,507         57.3       23,756         40.5
   6.00%-6.99%                  12,490         11.9       13,307         14.2       14,109         24.2
   7.00%-7.99%                   5,539          5.3        5,765          6.2       10,910         18.6
                              --------        -----     --------        -----     --------        -----

Total certificates
   of deposit (1)               75,659         72.2       74,261         79.5       49,054         83.7
                              --------        -----     --------        -----     --------        -----

Total deposits                $104,862        100.0%    $ 93,447        100.0%    $ 58,601        100.0%
                              ========        =====     ========        =====     ========        =====
-------------------------

(1) Includes individual retirement accounts ("IRAs") totaling $6,036,000, $5,434,000 and $3,464,000 at June 30, 1997, December 31, 1996 and 1995
        respectively, all of which are in the form of certificates of deposit.

        The following table shows the average amount of and the average rate paid on each of the following deposit account categories during the periods indicated.




                                            Six Months Ended                                       Year Ended
                             -----------------------------------------------     ---------------------------------------------
                                    June 30,                 June 30,                 December 31,            December 31,
                                    --------                 --------                 ------------            ------------
                                      1997                     1996                      1996                    1995
                             Average        Average   Average        Average     Average       Average   Average       Average
                             Balance         Yield    Balance         Yield      Balance        Yield    Balance        Yield
                             -------         -----    -------         -----      -------        -----    -------        -----
                                                                        (in thousands)
Money market & NOW           $ 17,194         4.41%   $  7,502         3.57%      8,432         3.68%   $  5,515         2.56%
Savings deposits                7,629         4.85         636         2.20       1,470         4.22         681         2.20
Certificates of deposit        75,580         5.62      52,436         5.66      59,437         5.67      34,562         5.98
Other                            --        --               70         5.71          34         5.88          17         5.88
                               ------         ----      ------         ----      ------         ----      ------         ----

        Total deposits       $100,403         5.35%     60,644         5.37%     69,373         5.40%   $ 40,775         5.46%
                             ========         ====      ======         ====      ======         ====    ========         ====

        The Bank does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of either the Bank or the Company. Management believes that substantially all of the Bank's depositors are residents in its primary market area. The Bank currently does not accept brokered deposits.


                                       35


        The following tables presents by various interest rate categories the amounts of certificates of deposit at June 30, 1997 and December 31, 1996 which mature during the periods indicated:


                                                    Year Ending June 30,
                            ------------------------------------------------------------------------
                            1998            1999          2000        2001      2002           Total
                            ----            ----          ----        ----      ----           -----
                                                               (dollars in thousands)
  June 30, 1997:
     4.00%-4.99%              151            37             ---        ---       ---             188
     5.00%-5.99%           37,344        11,305             777      4,838     3,178          57,442
     6.00%-6.99%            1,754           124           1,368        574     8,670          12,490
     7.00%-7.99%             ---          ---             5,296       ---        243           5,539
                           -------      -------           -----     ------    ------           -----

Total certificates
     of deposit           $39,249        11,466           7,441      5,412    12,091          75,659
                          =======        ======           =====      =====    ======          ======




                                                       Year Ending December 31,
                            ------------------------------------------------------------------------
                            1998            1999          2000        2001      2002           Total
                            ----            ----          ----        ----      ----           -----
                                                               (dollars in thousands)
  December 31, 1996:
     4.00%-4.99%          $ 1,636            46             ---        ---       ---           1,682
     5.00%-5.99%           36,664        10,477             620      3,741     2,005          53,507
     6.00%-6.99%            4,545           404             803        465     7,090          13,307
     7.00%-7.99%             ----            62           1,831      3,631       241           5,765
                           --------     -------           -----      -----    ------          ------

Total certificates
     of deposit           $42,845        10,989           3,254      7,837     9,336          74,261
                          =======        ======           =====      =====     =====          ======


Jumbo certificates ($100,000 and over) mature as follows:

                                     At June 30,   At December 31,
                                     -----------   ---------------
                                          1997        1996
                                          ----        ----
                                           (in thousands)

Due three months or less                 $1,163         733
Due over three months to six months       2,821       2,136
Due over six months to one year             512       2,566
Due over one year                         2,683       1,826
                                         ------      ------

                                         $7,179       7,261
                                         ======      ======

The following table sets forth the net deposit flows of the Bank during the periods indicated:

                                   Six Months Ended    Year Ended   Year Ended
                                        June 30,      December 31, December 31,
                                 -------------------  ------------ ------------
                                    1997        1996     1996         1995
                                    ----        ----     ----         ----
                                 (in thousands)
Net increase before
   interest credited              $ 8,731        8,051   31,168      26,343
Net interest credited               2,684        1,627    3,678       2,166
                                  -------      -------  -------     -------

        Net deposit increase      $11,415        9,678   34,846      28,509
                                  =======      =======  =======     =======


Liquidity and Capital Resources
-------------------------------

        The Company's principal sources of funds are those generated by the Bank. The Bank's principal sources of funds are deposits, principal and interest payments on loans, maturities and interest on securities, and capital contributions from the Company. The Company's cash flow is affected by its operations, investing activities, and financing activities. Net cash provided from operations primarily results from net earnings adjusted for noncash accounting entries.

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

        As of June 30, 1997, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                         To be Well
                                                                                     Capitalized under
                                                                  For Capital        Prompt Corrective
                                              Actual           Adequacy Purposes:    Action Provisions:
                                       --------------------   -------------------  ---------------------
                                       Amount         Ratio   Amount        Ratio  Amount          Ratio
                                       ------         -----   ------        -----  ------          -----
                                               (dollars in thousands)
As of June 30, 1997
        Total capital                  $9,686         11.90   $6,511         8.00   $8,139         10.00
        (to Risk Weighted Assets)
        Tier I Capital                 $8,687         10.67    3,256         4.00    4,884          6.00
        (to Risk Weighted Assets)
        Tier I Capital                 $8,687          7.57    4,592         4.00    5,741          5.00
        (to Average Assets)

As of December 31, 1996:
        Total capital
        (to Risk Weighted Assets)       8,051         11.90    5,412         8.00    6,765         10.0
        Tier I Capital
        (to Risk Weighted Assets)       7,240         10.70    2,706         4.00    4,059          6.0
        Tier I Capital
        (to Average Assets)             7,240          7.48    3,871         4.00    4,839          5.0

        Management believes that additional capital is the key to any expansion program and, to this end, it will continually assess the need for capital, both at the Bank and the holding company levels. If it is determined that additional capital is necessary to support the operations of the Company or the Bank or to support any expansion or acquisition activities, transactions to obtain additional funds will be considered by the Company. In that regard, during 1995, the Company purchased 200,000 shares of common stock of the Bank at a purchase price of $5.00 per share, for an aggregate purchase price of $1.0 million. In consideration for the Company's purchase, the Company was also granted a warrant to purchase 200,000 additional shares at a price of $5.00 per share, which warrant was exercised in June, 1997.

New Accounting Requirement
--------------------------

        The FASB has issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishments of liabilities. This Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets as well as extinguishments of liabilities occurring after December 31, 1996. The adoption of SFAS 125 had no effect on the Company's financial statements during the six month period ended June 30, 1997.

Future Accounting Requirement
-----------------------------

        The FASB has issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"). This Statement specifies the computation, presentation and disclosure requirements for earnings per share (EPS) for entities with publicly-held common stock. SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Management does not expect the adoption of this Statement to have a material effect on earnings per share.

Impact of Inflation and Changing Prices
---------------------------------------

        The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                                    BUSINESS

General
-------

        The Company is a registered bank holding company incorporated under the laws of the State of Delaware in 1993. Its 96%-owned subsidiary and primary asset is the Bank. The Company, through its controlling ownership of the Bank, engages in the business of commercial banking. Although the Company is also engaged in mortgage lending activities, its primary business activity is its ownership of the Bank. The Bank is a Florida chartered banking corporation and is a member of the Federal Reserve System.

        The Bank primarily focuses on providing personalized banking services to businesses and individuals within the market area where its banking office is located. Management believes that this local market strategy enables the Bank to attract and retain low cost core deposits which provide substantially all of the Bank's funding requirements.

        Deposit services include certificates of deposit, individual retirement accounts ("IRAs") and other time deposits, checking and other demand deposit accounts, NOW accounts, savings accounts and money market accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC up to the maximum limits permitted by law. The Bank solicits these accounts from small businesses, professional firms and households located throughout its primary market area.

        The Bank has ATM facilities and offers ATM cards with access to local, state, and national networks. The Bank also offers safe deposit boxes, wire transfers, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank periodically reviews the scope of the products and services it offers so as to assess whether additional products or services should, consistent with market opportunities and available resources, be included in the Bank's products and services.

        The Bank conducts commercial and consumer banking business which primarily consists of attracting deposits from the areas served by its banking offices and using those deposits, together with funds derived from other sources, to originate a variety of commercial, consumer and real estate loans (primarily commercial real estate loans). The Bank offers a broad range of short to medium-term business and personal loans. Commercial loans include both collateralized and uncollateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchases of equipment and machinery. Consumer loans include collateralized and uncollateralized loans for financing automobiles, boats, home improvements, and personal investments.

        The Bank's income is derived principally from interest and fees earned in connection with its lending activities, interest and dividends on securities, short-term investments and other services. The Bank's income is also affected by provisions for loan losses. Its principal expenses are interest paid on deposits and operating expenses. The Bank intends to expand its deposit and loan customer relationships at its existing offices and to examine opportunities for expansion to new locations. The Bank's operations are also significantly affected by local economic and competitive conditions in its market areas.

        As is the case with banking institutions generally, the Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FRB, the FDIC, and the State of Florida. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Market Area
-----------

        The Bank's facilities are located in Pinellas County, which is the Bank's primary market area. Pinellas County has an estimated resident population of approximately 850,000. The Bank's deposit gathering and lending markets are concentrated on the communities surrounding its offices in Clearwater, Florida.

Management  believes  that its offices are located in an area serving  small and
mid-sized   businesses   and  serving   middle  and  upper  income   residential
communities.

Market for Services
-------------------

        Management believes that the Bank's principal markets are: (i) the established and expanding commercial market within the primary market area: and
(ii) the moderate and the affluent residential market within the primary market area. Moreover, management believes that a community bank is well positioned to establish these relationships with both commercial customers and households. Management believes that the Bank is well positioned to take advantage of its market segment. Businesses are solicited through the personal efforts of the Bank's directors and officers. Management believes a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and its needs.

Lending Activities
------------------

General
-------

        The primary source of income generated by the Bank is from the interest earned from both the loan and securities portfolios. The Bank maintains diversification when considering investments and the granting of loan requests. Emphasis is placed on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. Lending activities include commercial and consumer loans and real estate loans. Commercial loans are originated for working capital funding. Consumer loans include those for the purchase of automobiles, boats, home improvements and investments. Real estate loans include primarily the origination of loans for commercial property. While the Bank's lending activities include single-family residential mortgages, such lending activities are not emphasized.

        At June 30, 1997 the Bank's net loan portfolio was $69.5 million, representing 59.1% of its total assets. As of such date, the loan portfolio consisted of 4.9% commercial loans, 94.9% real-estate mortgage loans and .2% consumer and other loans.

Real Estate Mortgage Loans
--------------------------

        A substantial portion of the Bank's real estate mortgage loans are made to finance the acquisition and holding of commercial real estate. The Bank requires mortgage title insurance and hazard insurance in amounts deemed appropriate by Management. As part of its loan portfolio management strategy, the Company typically limits its loans to 75% of the value of the underlying real estate as determined by an MAI appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans.

        Commercial mortgage lending generally involves greater risk than residential mortgage lending. Such lending typically involves larger loan balances to single borrowers and repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project.

Commercial Lending
------------------

        The Bank offers a variety of commercial loan services including term loans, lines of credit and equipment financing. Short- to-medium term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

        The Bank's commercial loans primarily are underwritten in the Bank's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, the Bank takes as collateral a lien on any available real estate, equipment, or other assets. Working capital loans are primarily collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets.

        Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his employment and other income and which are collateralized by real property whose value tends to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of his business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

Consumer Loans
--------------

        Consumer loans made by the Bank have included automobiles, recreation vehicles, boats, home improvements, home equity lines of credit, personal (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans periodically range from 36 to 120 months and vary based upon the kind of collateral and size of loan.

        Consumer loans typically have a short term and carry higher interest rates than that charged on other types of loans. Installment loans, however, do pose additional risks of collectability when compared to traditional types of loans granted by commercial banks such as residential mortgage loans. In many instances, the Bank is required to rely on the borrower's ability to repay since the collateral may be of reduced value at the time of collection. Accordingly, the initial determination of the borrower's ability to repay is of primary importance in the underwriting of consumer loans.

Loan Solicitation and Processing
--------------------------------

        Loan originations are derived from a number of sources. Loan originations can be attributed to direct solicitation by the Bank's loan officers, existing customers and borrowers, advertising, walk-in customers and referrals from brokers.

        Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment income and credit standing. An appraisal, where required, of any real estate intended to collateralize the proposed loan is undertaken by an appraiser approved by the Bank.

Competition
-----------

        The Bank encounters strong competition both in making loans and attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking in the Bank's primary market area. In one or more aspects of its business, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in Pinellas County and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Bank does not currently provide. In addition, many of the Company's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. See "Investment Considerations and Risk Factors-Competition."

        Management believes that the Company and the Bank are well positioned to compete successfully in its primary market area, although no assurances can be given. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. As an independent community bank headquartered in the Bank's primary market area, management believes that the Bank's community commitment and involvement in its primary market area, as well as its commitment to quality, personalized banking services, are factors that contribute to the Bank's competitiveness.

Employees
---------

        At June 30, 1997, the Company and the Bank together employed 25 full-time employees 1 part-time employee. None of these employees is covered by a collective bargaining agreement and the Company believes that its employee relations are good.

Properties
----------

        The office of the Company is located at 10 Rockefeller Plaza, New York, New York. The Bank maintains its principal office in owned premises consisting of a two-story building of approximately 22,000 square feet at 625 Court Street, Clearwater, Florida, which was completely renovated and expanded in 1997. The Bank occupies the ground floor, which consists of approximately 9,000 square feet plus drive-through teller facilities, as its principal office and the upper floor is leased to a single commercial tenant under a long-term lease. In addition to its principal office, the bank owns two branch offices and leases a third branch office in Clearwater, Florida and owns a fourth branch location in South Pasadena, Florida, which is expected to be open by year end. The leased branch consists of approximately 5,100 square feet at 1875 Belcher Road North and includes drive-through teller facilities. The operating branches owned by the Bank are as follows: (i) 2175 Nursery Road, which consists of a facility of approximately 2,700 square feet and likewise includes drive-through teller facilities; and (ii) 2575 Ulmerton Road, which consists of approximately 2,500 square feet plus drive-through teller facilities, with space on the upper floors leased to commercial tenants. The Bank also owns a former bank office located at 6750 Gulfport Boulevard in South Pasadena, Florida, which consists of a one-story building of approximately 2,500 square feet, with drive-through teller facilities. The building is being renovated and it is anticipated that it will open as a branch office before year-end, at which time the Bank will have a total of five banking offices.

Litigation
----------

        The Company and the Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. Management does not believe that there is any pending or threatened proceeding against the Company or the Bank which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company or the Bank.

Federal and State Taxation
--------------------------

        General. The Company and the Bank file a consolidated federal income tax return on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Banks and bank holding companies are subject to federal and state income taxes in the same manner as other corporations. In accordance with an income tax sharing agreement, income tax charges or credits are allocated to the Company and the Bank on the basis of their respective taxable income or loss included in the consolidated income tax return.

        Federal Income Taxation. Although a bank's income tax liability is determined under provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which is applicable to all taxpayers, Sections 581 through 597 of the Code apply specifically to financial institutions.

        The two primary areas in which the treatment of financial institutions differs from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions. Based on the asset size of the Bank, the Bank is permitted to maintain a bad debt reserve calculated on an experience method, based on charge-offs and recoveries for the current and preceding five years, or a "grandfathered" base year reserve, if larger.

        State Taxation. The Company files state income tax returns in Florida, New York and New Jersey and franchise tax returns in Delaware. Florida taxes banks under primarily the same provisions as other corporations. The holding company's activities, other than the bank operations, are taxable in the State of New York. Generally, state taxable income is calculated under applicable Code sections with some modifications required by state law.

                                   MANAGEMENT

Directors and Executive Officers of the Company
-----------------------------------------------


        The directors and executive officers of the Company, their ages, and positions with the Company are set forth below.

        Lawrence G. Bergman, age 53, serves as a Director, Vice President and Secretary of the Company and has served in such capacities since the Company was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also Co-Chairman of the Board of Directors and a member of the Loan Committee of the Bank and a Director, Vice-President and Secretary of Intervest
Corporation of New York. During the past five years Mr. Bergman has been actively involved in the ownership and operation of real estate and mortgage investments.

        Michael A. Callen, age 57, serves as a Director of the Company, and has served in such capacity since May, 1994. Mr Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen has been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia since May, 1993. From the fall of 1992 through February of 1993, he was an Adjunct Professor of International Banking at Columbia University Business School. From 1987 until February of 1992 he was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. He is also a Director of Intervest Corporation of New York and AMBAC, Inc.

        Jerome Dansker, age 78, serves as Chairman of the Board of Directors and Executive Vice President of the Company. He has served as Executive Vice
President since 1994 and as Chairman of the Board since 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is also a Director and Chairman of the Loan Committee of the Bank and is Chairman of the Board of Directors and Executive Vice President of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

        Lowell S. Dansker, age 46, serves as a Director, President and Treasurer of the Company, and has served in such capacities since the Company was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also Co-Chairman of the Board of Directors and a member of the Loan Committee of the Bank and a Director, President and Treasurer of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

        Milton F. Gidge, age 68, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Gidge received a Bachelor of Business Administration degree in Accounting from Adelphi University and a Masters Degree in Banking and Finance from New York University. Mr. Gidge retired in 1994 and, prior to his retirement, was a Director and Chairman-Credit Policy of Lincoln Savings Bank, F.S.B. (headquartered in New York City). He is also a Director of Intervest Corporation of New York, Interboro Mutual Indemnity Insurance Company and Vicon Industries, Inc. Mr. Gidge was a director and senior officer of Lincoln Savings Bank, F.S.B. for more than five years.

        William F. Holly, age 68, serves as a Director of the Company and has served in such capacity since March, 1994. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman of the Board and CEO of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of Intervest Corporation of New York and a Trustee of Alfred University. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

        David J. Willmott, age 59, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago and is a Director of Intervest Corporation of New York.

        Wesley T. Wood, age 54, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Wood received a Bachelor of Science degree from New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Corporation of New York, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York.

        All of the directors of the Company have been elected to serve as directors until the next annual meeting of the Company's shareholders. Each of the officers of the Company has been elected to serve as an officer until the next annual meeting of the Company's directors.

         Mr. Bergman's wife is the sister of Lowell S. Dansker, and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman.

Directors and Executive Officers of the Bank
--------------------------------------------

        The current directors and executive officers of the Bank are as follows:

                Lawrence G. Bergman serves as Co-Chairman of the Board of Directors and as a member of the Loan Committee of the Bank and has served as a director since May 1993. See "Directors and Executive Officers of the Company."

                Stephen M. Bragin, age 67, serves as a Director of the Bank and has served in such capacity since November 1993. Mr. Bragin attended the University of Pennsylvania, where he majored in business. Mr. Bragin is the Director of Development at the University of South Florida, College of Fine Arts. He is retired from the citrus growing and processing business, where he had over 30 years of experience.

                Robert J. Carroll, age 55, serves as a Director and as a member of the Loan Committee of the Bank, and has served as a director since 1987. Mr. Carroll received a Bachelor of Arts degree and a law degree from the University of Florida, Gainesville. He is a senior partner in the law firm of Perenich, Carroll, Perenich, Avril & Caulfield, P.A., and has been a member of such firm for 25 years.

                Petra H. Coover, age 51, serves as Vice President of the Bank and has served in such capacity since June 1994. Ms. Coover received a Bachelor of Arts degree in business administration from Eckerd College. She has also attended The National School of Real Estate Finance of Ohio State University, the Commercial Lending School of the University of South Florida and the International Business Institute in the Netherlands. Ms. Coover has been a bank officer for more than 13 years.

                Jerome Dansker serves as a Director and as Chairman of the Loan Committee of the Bank and has served as a director since November 1993. See "Directors and Executive Officers of the Company."

                Lowell S. Dansker serves as Co-Chairman of the Board of Directors and as a member of the Loan Committee of the Bank, and has served as a director since May 1993. See "Directors and Executive Officers of the Company."

                David M. Egbert, age 55, serves as a Director of the Bank and has served in such capacity since November 1993. Mr. Egbert received a Bachelor of Arts degree from the University of Wisconsin in journalism and advertising. Mr. Egbert is the President of the IMS Group, a marketing services company based in St. Petersburg, Florida, which he founded in 1989. Prior to this, he was Senior Vice President/Marketing at Chase Manhattan Bank. Mr. Egbert has over 25 years of marketing experience, which includes approximately 10 years in banking as a senior officer specializing in marketing.

                Russell A. Kimball, age 53, serves as a director of the Bank, and has served in such capacity since December 1995. Mr. Kimball received a Bachelor of Science degree from Florida State University in Hotel and Restaurant Management. Mr. Kimball is Executive Vice President and General Manager of the Sheraton Sand Key Resort. Mr. Kimball has been appointed by the Governor of Florida to the Florida Commission on Tourism, is Chairman of the Board of Directors of the Florida Hotel & Motel Association and serves as a member of the Board of Directors of various county and local tourism and hotel organizations.

                Mark W. Maconi, age 47, serves as a Director and as a member of the Loan Committee of the Bank and has served as a director since 1987. He attended St. Petersburg Junior College and is the President of Mark Maconi Homes, Inc., a building and land development firm which he founded approximately 20 years ago. Mr. Maconi is Vice President of the Contractors and Builders Association of Pinellas County and is Chairman of the Building Advisory and Appeals Board of Pinellas County.

                Lawrence W. Nortrup, age 71, serves as a Director of the Bank and has served in such capacity since March, 1994. Mr. Nortrup received a Bachelor of Science degree from the University of Illinois in business management. Mr. Nortrup retired as CEO and President of Michigan Avenue National Bank of Chicago and has over twenty-five years of banking experience.

                Keith A. Olsen, age 44, was elected President of the Bank in 1994. Prior to such time, he was Senior Vice President of the Bank and had served in that capacity since 1991. Mr. Olsen received an Associates Degree from St. Petersburg Junior College and a Bachelors Degree in Business Administration and Finance from the University of Florida, Gainesville. He is also a graduate of the Florida School of Banking of the University of Florida, Gainesville, the National School of Real Estate Finance of Ohio State University and the Graduate School of Banking of the South of Louisiana State University. Mr. Olsen has been a banker for more than 15 years and has served as a senior bank officer for more than 10 years.

                Marti J. Warren, age 35, serves as Vice President and Cashier of the Bank and has served in that capacity since 1996. Mr. Warren is a graduate of the Florida School of Banking of the University of Florida, Gainsville. Mr. Warren has been a bank officer for more than ten years.

        All of the directors of the Bank have been elected to serve as directors until the next annual meeting of the Bank's shareholders. Each of the officers of the Bank has been elected to serve as an officer until the next annual meeting of the Bank's directors.

Executive Compensation
----------------------

        The following table sets forth all compensation paid during the last three years to the Bank's chief executive officer. No other officer of the Company or Bank had annual compensation in excess of $100,000.


                           SUMMARY COMPENSATION TABLE

                                   Annual Compensation               Long-Term Compensation
                     ----------------------------------------------  ----------------------
                                                                      Awards(2)
                                                                      ---------
                                                       Other Annual  Number of
Name and Principal   Year      Salary(1)    Bonuses    Compensation    Shares    Pay-Outs
    Position         ----      ---------    -------    ------------    ------    --------
    --------
Keith A. Olsen,      1994      $87,500      $ 6,500         --         15,000      --
  President          1995      $90,000      $10,000         --         15,000      --
                     1996      $95,000      $10,000         --         15,000      --

(1) All compensation or renumeration paid to employees is paid by the Bank. At the present time, there are no employees of the Company and there is no compensation paid by the Company.

(2)      These represent warrants to purchase shares of Class A Common Stock.

         Directors of the Company are paid director's fees of $500 per meeting. Directors of the Bank are paid director's fees of $100 per meeting.

         The Bank has an employment agreement with Mr. Keith A. Olsen. The agreement provides for a base annual salary of not less than $125,000 and provides for a maximum of two years' severance upon termination of employment.

Fringe Benefits
---------------

         The Bank maintains a 401(k) and Profit Sharing Plan which encourages the accumulation of savings for participants' retirement. The plan permits 401(k) matching contributions, as well as employer profit-sharing contributions in the discretion of the Bank. The Bank contributed $12,181 to this Plan in 1996.

Stock Option Plan-Bank
----------------------

         The Bank maintains a 1992 Stock Option Plan (the "Option Plan"), which provides for the grant of options to key employees of the Bank. The Compensation Committee administers the Option Plan and determines those employees to whom options will be granted. Up to 70,000 shares of common stock of the Bank may be issued pursuant to options granted under the Option Plan, and no option may be granted after April 16, 2002.

         The options granted pursuant to the Option Plan are non-transferable other than by will or under the laws of descent and distribution. The options vest over 5 years after the date of grant at the rate of 20% per year. Options may not be exercised more than 10 years after the date of grant. The exercise price of options granted under the Option Plan may not be less than the fair market value of the common stock of the Bank on the date of grant.

         As of June 30, 1997, no shares of common stock had been issued upon the exercise of options granted under the Option Plan, and options to purchase 11,000 shares of common stock at an exercise price of $5.00 were held by one employee which expire on December 31, 2001. It is expected that the Option Plan will be terminated and that no further options will be granted under the Option Plan.

Warrants
--------

         At June 30, 1997, there were issued and outstanding warrants related to the purchase of 1,528,665 shares of Class A Common Stock and 150,000 shares of Class B Common Stock and the Company has reserved a total of 1,528,665 shares of Class A Common Stock and 150,000 shares of Class B Common Stock for issuance, from time to time, upon exercise of these warrants. Of these warrants, 1,027,200 are exercisable at any time on or before December 31, 2001 and 501,465 are exercisable at any time on or before January 31, 2006. Each represents the right to purchase one share of Class A Common Stock at a purchase price of $6.67 per share (subject to adjustment in connection with certain issuances of securities). There is also outstanding a warrant to purchase 150,000 shares of Class B Common Stock, exercisable at a price of $6.67 per share at any time on or before January 31, 2007 (subject to adjustment in connection with certain issuances of securities). As of June 30, 1997 none of the Company's warrants had been exercised.

Certain Relationships and Related Transactions
----------------------------------------------

         The Bank has had, and expects to have in the future, various loan and other banking transactions in the ordinary course of business with directors, and executive officers of the Bank (or associates of such persons). In the opinion of management, all such transactions: (i) have been and will be made the ordinary course of business, (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons, and (iii) have not and will not involve more than the normal risk of collectability or present other unfavorable features. The total dollar amount of extensions of credit, including unused lines of credit, to directors and executive officers and any of their associates was $3.3 million as of June 30, 1997, which represented approximately 32.7% of the Bank's total stockholders' equity. There are no loans to directors or officers of Intervest Bancshares Corporation.

         The holding company, as well as corporations affiliated with certain directors of the Company, have in the past and may in the future participate in mortgage loans originated by the Bank. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with the Bank.

         Except for the lease described below and outside of normal customer relationships, none of the directors, officers, or present shareholders of the Company and no corporations or firms with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company or the Bank, other than such as arises by virtue of such position or ownership interest in the Company or the Bank.

         The Bank leases certain office facilities from a corporation in which Robert J. Carroll, a director of the Bank, is an officer and in which he has an ownership interest. See Note 4 to Notes to Consolidated Financial Statements.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding common stock as of June 30, 1997 by directors and executive officers of the Company, and the other person who owns more than 5% of the issued and outstanding shares. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

                                      Class A Common Stock           Class B Common Stock
                                   ----------------------------    -----------------------------
Name and Address of
Beneficial Holder                  Number of         Percent of    Number of         Percent of
                                     Shares           Class(1)      Shares             Class
                                     ------           --------      ------             -----
Helene D. Bergman                    225,000            16.67%      75,000             16.67%
   201 East 62nd Street
   New York, New York 10021

Lawrence G. Bergman                  307,500(2)         20.21%      75,000             16.67%
   201 East 62nd Street
   New York, New York 10021

Lowell S. Dansker                    532,500(2)         36.17%     150,000             33.33%
   360 West 55th Street
   New York, New York 10019

Michael A. Callen                     45,000(3)          2.72%           0                 0%
   Jeddah
   Kingdom of Saudia Arabia

Jerome Dansker                       553,965(4)         29.10%     150,000(4)          33.33%
   860 Fifth Avenue
   New York, New York 10021

Milton F. Gidge                       31,500(5)          1.75%           0                 0%
   43 Salem Ridge Drive
   Huntington, New York 11743

William F. Holly                      45,000(6)          2.70%           0                 0%
   206 Edgemere Drive
   Rochester, New York 14612

David J. Wilmott                      94,500(7)          6.21%           0                 0%
   West Way
   Southhampton, New York

Wesley T. Wood                        97,500(8)          6.42%           0                 0%
   24 Timber Ridge Drive
   Oyster Bay, New York 11771

All directors and executive
   officers as a group             1,932,465            87.66%     450,000               100%
                                   ---------
-----------------------------

(1) Percentages have been computed based upon the total outstanding shares of the Company plus, for each person and the group, shares that person or the group has the right to acquire pursuant to warrants.

(2) Includes 82,500 shares of Class A common stock issuable upon the exercise of warrants.

(3) Includes 33,750 shares of Class A common stock issuable upon the exercise of warrants.

(4) The 553,965 shares of Class A common stock are issuable upon the exercise of outstanding warrants. The 150,000 shares of Class B Common Stock are issuable upon exercise of a warrant.

(5) Includes 27,000 shares of Class A common stock issuable upon the exercise of warrants.

(6) Includes 33,750 shares of Class A common stock issuable upon the exercise of warrants.

(7) Includes 6,000 shares of Class A common stock owned by members of Mr. Willmott's family, as well as 52,500 shares of Class A common stock (and 6,000 shares of Class A common stock issuable to family members) issuable upon the exercise of warrants.

(8) Includes 60,000 shares of Class A common stock issuable upon the exercise of warrants.

                             SELLING WARRANT HOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Warrants by Selling Warrant Holders, and as adjusted to reflect the sale of Warrants offered hereby. While none of the Selling Warrant Holders has indicated any intention to offer or sell Warrants, such Warrants may be offered or sold, from time to time, for the account of such holders. Except as indicated in the footnotes to the table, the Selling Warrant holders have not held any position or had any other material relationship with the Company within the past three years.

                                       Warrants to Purchase Class A Common Stock
                                       -----------------------------------------
                                 Beneficially Owned   Offered      Beneficially Owned
                                  Prior to Offering   Hereby         After Offering
                                  -----------------   ------         --------------
                                 # of     % of         # of         # of        % of
Name                            Shares Outstanding     Shares      Shares   Outstanding
----                            ------------------     ------      ------   -----------
Karen E. Armentrout(3)           1,500      *          1,500            0       --
Linda M. Backer(3)               2,250      *          1,500          750       *
Wanda D. Bailey(3)               2,250      *          1,500          750       *
Wendy H. Belanger(3)             1,500      *          1,500            0       --
Mary C. Belmonte(3)              2,250      *          1,500          750       *
Maureen S. Benner(3)             1,500      *          1,500            0       --
Lawrence G. Bergman(1)(2)       82,500      5.4%      52,500       30,000       2.0%
Dana D. Bosson(3)                  450      *            450            0       --
Gloria E. Brady(3)               1,500      *          1,500            0       --
Stephen M. Bragin(2)            22,500      1.5%      15,000        7,500       *
Michael A. Callen(1)            33,750      2.2%      15,000       18,750       *
Pamela K. Carlyle(3)               450      *            450            0       --
Robert J. Carroll(2)            22,500      1.5%      15,000        7,500
Gail M. Chamberlain(3)             450      *            450            0       --
Petra H. Coover(2)              12,750      *          9,000        3,750
Jerome Dansker(1)(2)(4)        553,965     36.2%     538,965       15,000       *
Lowell S. Dansker(1)(2)         82,500      5.4%      52,500       30,000       2.0%
David M. Egbert(2)              22,500      1.5%      15,000        7,500       *
Amy J. Fahy(3)                     450      *            450            0       --
Sharon J. Falk                     750      *            750            0       --
Christopher J. Galati              750      *            750            0       --
Milton F. Gidge(1)              22,500      1.5%      15,000        7,500       *
Wanda L. Glennon(3)                450      *            450            0       --
Margaret P. Hedgepeth(3)         1,500      *          1,500            0       --
Russell A. Kimball(2)            7,500      *          7,500            0       --
Barbara A. Knapp(3)              2,250      *          1,500          750       --
Mark W. Maconi(2)               22,500      1.5%      15,000        7,500       *
Debra K. Mason(3)                2,250      *          1,500          750       *

                                       49


Linda H. Nash Trustee            4,500      *          4,500            0      --
Linda H. Nash                    3,000      *          3,000            0      --
Mary F. Nonnemacher(3)           2,250      *          1,500          750       *
Lawrence W. Nortrup(2)          26,250       1.7%     15,000       11,250       *
Nancy S. Norwood                22,500       1.5%     11,250       11,250       *
Keith A. Olson(2)               45,000       2.9%     30,000       15,000       *
Diane S. Rathburn(3)             2,250      *          1,500          750       *
Patricia A. Reinoehl(3)          2,250      *          1,500          750       *
Susan H. Roy                     7,500      *          7,500            0      --
Roxanne L. Souder(3)               450      *            450            0      --
Linda A. Ventura(3)              2,250      *          1,500          750       *
Linda W. Waldron(3)              1,500      *          1,500            0      --
Marti J. Warren(2)               3,750      *          3,750            0      --
David J. Willmott(1)            52,500      34.3%     15,000       37,500      2.5%
Wesley T. Wood(1)               60,000      39.2%     15,000       45,000      2.9%
Sue J. Worley(3)                 1,500      *          1,500            0      --

-----------------------------------
*Less than 1%

(1)      Director or Officer of the Company

(2)      Director or Officer of the Bank

(3)      Employee of the Bank

(4) Mr. Dansker is also the holder of a Warrant related to 150,000 shares of Class B Common Stock, constituting the only issued and outstanding Warrant for Class B Common Stock, and that Warrant may also be offered or sold.

                            DESCRIPTION OF SECURITIES

General
-------

         The Company's Articles of Incorporation provide for two classes of common capital stock consisting of 7,500,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. In addition, the Company's Articles provide for 300,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Company's Articles of Incorporation authorize the Board of Directors, without shareholder approval, to fix the preferences, limitations and relative rights of the Preferred Stock, to establish one or more series or classes of Preferred Stock, and to determine the variations between each such series or class. No shares of Preferred Stock are issued or outstanding.

         As of the date of this Prospectus, there were issued and outstanding 1,350,000 shares of Class A Common Stock, 900,000 of which are held by the initial stockholders of the Company and 300,000 shares of Class B Common Stock held by the same initial stockholders.

Common Stock
------------

         Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding, the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded up to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. Under Delaware law, the holders of Class A and Class B Common Stock would be entitled to vote as separate classes upon certain matters which would adversely affect or subordinate the rights of a class.

         Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (none of which are presently outstanding), holders of Class A Common Stock are entitled to share ratably in dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. See "Dividends."

         No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000, after which time the holders of Class A Common Stock and Class B Common Stock will share ratably in dividends when and as declared by the Board of Directors.

         The shares of Class B Common Stock are convertible, on a share for share basis, into Class A Common Stock, at any time and from time to time after January 1, 2000. Neither Class A nor Class B Common Stock holders have any preemptive rights as to additional issues of common stock. Shareholders are subject to no assessments and, upon liquidation, both Class A and Class B common shareholders would be entitled to participate equally per share in the assets of the Company available to common shareholders.

Class A Warrants
----------------

         As of the date of this prospectus, there are outstanding warrants related to 1,528,665, shares of the Company's Class A Common Stock. The outstanding warrants entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $6.67 per share. Warrants related to 1,027,220 shares of Class A Common Stock expire on December 31, 2001 and another warrant related to 501,465 shares of Class A Common Stock expires on January 31, 2006.

         The exercise price is subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant or any portion thereof by surrendering the certificate representing the Warrant to the Company's transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrant may be exercised at any time until expiration of the Warrant. No fractional shares will be issued upon the exercise of the Warrants. Warrants may not be exercised as to fewer than 100 shares unless exercised as to all Warrants held by the holder thereof. The exercise prices of the Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's book value, net worth or other established criteria of value. The exercise price should in no event be regarded as an indication of any future market price of the securities offered hereby.

         The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock issuable upon exercise of such Warrants and such shares have been registered, qualified or deemed to be exempt under the securities law of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Warrants, there can be no assurance that it will be able to do so.

         The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Class A Common Stock or sales by the Company of shares of its Class A Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment will be made in the case of a reclassification or exchange of Class A Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon the exercise of the Warrant. In most cases, no adjustment will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding after the offering and thereafter no adjustments will be made until the cumulative adjustments and exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any paid on the Class A Common Stock or for securities issued pursuant to a company stock option plan, if any, or other employee benefit plans of the Company.

         When sold by the existing holders, the Warrants will be registered and may be presented to the transfer and warrant agent for transfer, exchange or exercise at any time at or prior to the close of business on the expiration date for such Warrant, at which time the Warrant becomes wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

         The Warrants do not confer upon holders any voting or any other rights as a shareholder of the Company.

Class B Warrant
---------------

         There is an outstanding warrant to purchase up to 150,000 shares of Class B Common Stock, at any time prior to January 31, 2007, at a purchase price of $6.67 per share. The warrant contains terms and conditions substantially in conformity with the Warrants related to shares of Class A Common Stock. In addition, the Warrant provides for an adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of the Warrant and the exercise price per share in accordance with anti-dilution and other provisions which are in substantial conformity with those described above, but which relate to share issuances and recapitalizations for both Class A and Class B Common Stock.

Tax Consequences-Warrants
-------------------------

         Under current provisions of the Code, no gain or loss will be recognized to a holder upon the exercise of a Warrant. The sale of a Warrant by a holder or the redemption of a Warrant from a holder will result in the recognition of gain or loss in an amount equal to the difference between the amount realized by the holder and the Warrants adjusted basis in the hands of the holder. Provided that the holder is not a dealer in the Warrants and that the common stock would have been a capital asset in the hands of the holder had the Warrant been exercised, gain or loss from the sale or redemption of a Warrant will be long term or short term capital gain or loss to the holder and loss on the expiration of a Warrant, equal to the Warrants adjusted basis in the hands of the holder, will be long term or short term capital loss, depending upon whether the Warrant had been held for more than one year. No gain or loss will be recognized by the Company upon receipt of payment for a Unit, upon the exercise of a Warrant, or upon the expiration of a Warrant.

         Although the Company has been advised by its counsel, Harris Beach & Wilcox, LLP, that the foregoing is an accurate summary of certain federal income tax considerations attributable to the Warrants, it does not purport to be a full description of the federal, state or local tax considerations applicable to the Warrants or the underlying shares of common stock. Each holder of the Warrants should seek the advice of his or her own tax advisor regarding the affects that such an investment in the Warrants will have on his or her individual tax situation.

Transfer Agent and Warrant Agent
--------------------------------

         The registrar and transfer agent for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York.

Preferred Stock
---------------

         The Company's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to issue shares of Preferred Stock in one or more series with powers, preferences, rights, restrictions, limitations, and other qualifications that could adversely affect the voting and other rights of the holders of Common Stock.

         The Board of Directors has the authority to issue up to 300,000 shares of the Preferred Stock of the Company in any number of series (to designate the rights and preferences of such series) which could operate to render more difficult the accomplishment of mergers or other business combinations. The Board of Directors of the Company has no present intent to issue any Preferred Stock at this time. Under certain circumstances and when, in the judgment of the Board of Directors, the action will be in the best interest of the stockholders and the Company, such shares could be used to create voting impediments or to frustrate persons seeking to gain control of the Company. Such shares could be privately placed with purchasers friendly to the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts or delaying, deferring or preventing a change in control of the Company. Such an occurrence, in the event of a hostile takeover attempt, may have an adverse impact on stockholders who may wish to participate in such offer. The issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company. The Board of Directors is not aware of any present attempt or effort by any person to accumulate the Company's securities or obtain control of the Company.

Restrictions on Changes in Control
----------------------------------

         Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the FRB if any person, or group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Both the Class A Common Stock and the Warrants are deemed to be voting securities for these purposes. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHCA a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

                           SUPERVISION AND REGULATION

         Bank holding companies and Banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not stockholders. To the extent that the following information describes statutory and regulatory provisions it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the Company and the Bank. See "Investment Considerations and Risk Factors-Supervision and Regulation."

Bank Holding Company Regulation

         As a bank holding company registered hereunder the BHCA, the Company is subject to the regulation and supervision of the FRB. The Company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. Under the BHCA, the Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

         The BHCA requires, among other things, the prior approval of the FRB in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such bank's voting shares) or (iii) merge or consolidate with any other bank holding company. The FRB will not approve any acquisition merger or consolidation that would have a substantially anti-competitive effect, unless the anti- competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The FRB also considers capital adequacy and other financial and managerial resources and future prospects of the companies and the banks concerned, together with the convenience and needs of the community to be served, when reviewing acquisitions or mergers. The BHCA further provides that the FRB shall not approve any such acquisitions of control of any bank operating outside the bank holding company's principal state of operations, unless such action is specifically authorized by the statutes of the state in which the bank to be acquired is located.

         Additionally, the BHCA prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries, unless such non-banking business is determined by the FRB to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such determinations, the FRB is required to weigh the expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as under concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") made a significant addition to the list of permitted non-bank activities for bank holding companies by specifically permitting a bank holding company to acquire, upon approval of the FRB and other applicable regulatory authorities, any savings association regardless of its financial condition.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, under the 1991 Banking Law, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. See (ii) "Supervision and Regulation Impact of the 1991 Banking Law." Under a policy of the FRB with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The FRB also has the authority under the BHCA to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the FRB's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

         In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act ("FDIA") require insured depository institutions which are under common control to reimburse the FDIC for any loss suffered by the FDIC (whether such loss is paid from the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") of the FDIC) as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. Accordingly, the cross- guarantee provisions enable the FDIC to access a bank holding company's healthy SAIF and BIF members. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claims under the cross-guarantee provisions are superior to claims of stockholders of the insured depository institution (including its holding company or any stockholder or creditor of such company) but are subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         In January 1989, the FRB adopted risk-based capital guidelines for bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         Bank holding companies currently are required to fully comply with the FRB's risk-based capital guidelines, which were phased in over two years. Effective December 31, 1992, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be "Tier I Capital," particularly consisting of common stockholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items and other intangible assets. The remainder ("Tier II Capital") may consist of (a) the allowance for loan losses of up to 1.25% of risk weighted risk assets, (b) excess of qualifying perpetual preferred stock, (c) hybrid capital instruments, (d) perpetual debt, (e)
mandatory convertible securities, and (f) subordinated debt and intermediate term preferred stock up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations' capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the FRB (determined on a case by case basis or as a matter of policy after formal rule-making).

         Bank holding company assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk weight will apply. These computations result in the total risk-weighted assets. Most loans will be assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property which carry a 50% risk rating. Most investment securities (including, primarily, general obligation claims on states or other political subdivisions of the United States) will be assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk weight in converting off-balance sheet items direct credit substitutes including general guarantees and standby letters of credit backing financial obligations are given a 100% conversion factor. Transaction-related contingencies such as bid bonds, standby letters of credit backing non-financial obligations, and undrawn commitments (including commercial credit lines with an initial maturity or more than one year) have a 50% conversion factor. Short term commercial letters of credit are converted at 20% and certain short-term unconditionally cancelable commitments have a 0% factor.

         The  Company's  management  believes that the  risk-weighing  of assets under these guidelines does not and will not have a material impact on the Company's operations or on the operations of the Bank. As of June 30, 1997, the Bank's total capital to risk-weighted assets was 11.90%. Its Tier I capital to risk-weighted assets was 10.67%. In addition to the risk-based capital guidelines, the FRB has adopted a minimum Tier l capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 4% in the case of a bank holding company that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum. As of June 30, 1997 the Bank's Tier I capital (leverage) ratio was 7.57%.

         The 1991 Banking law requires each federal banking agency, including the FRB, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The FRB, the FDIC and the United States Office of the Comptroller of the Currency have issued a joint advance notice of proposed rule making, soliciting comments on a proposed framework for implementing these revisions. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighted by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. The notice also asked for comments on how the risk-based capital guidelines of each agency may be revised to take account of concentration of credit risk and the risk of nontraditional activities. The Company cannot assess at this point the impact the proposal would have on the capital requirements of the Company or the Bank.

         The BHCA prohibits the FRB from approving a bank holding company's application to acquire a bank or a bank holding company located outside the state in which the operations of its banking subsidiaries are principally conducted, unless such acquisition is specifically authorized by statute of the state in which the bank or Bank holding company to be acquired is located. Florida law permits bank holding companies in the Southeast region of the United States to acquire Florida banking organizations, provided that the home state of the acquiring company has enacted reciprocal legislation. In this context, reciprocal legislation is generally defined as legislation that expressly authorizes Florida banking organizations to acquire banking organizations located in another state on terms and conditions substantially no more restrictive that those applicable to such an acquisition in Florida by a bank holding company located in the other state. For purposes of this paragraph, the Company is a Florida bank holding company. It cannot be predicted to what extent, if any, the business of the Bank or the Company may be affected by such legislation.

Bank Regulation
---------------

         The Bank is a state-chartered banking corporation subject to the supervision of, and regular examination by the FRB and the State of Florida, as well as to the supervision of the FDIC.

         The operations of the Bank are subject to state and federal statutes applicable to banks which are members of the Federal Reserve System and to the regulations of the FRB, the FDIC and the State of Florida. The FDIC insures the deposits of the Bank to the current maximum allowed by law. Such statutes and regulations relate to required reserves against deposits, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches, and other aspects of the Bank's operations. Various consumer laws and regulations also affect the operations of the Bank, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, and fair credit reporting. Under the provisions of the Federal Reserve Act, the Bank is subject to certain restrictions on any extensions of credit to the Company or, with certain exceptions, other affiliates, on investments in the stock or other securities of national banks, and on the taking of such stock or securities as collateral. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for its cash needs, including funds for acquisitions, and the payment of dividends, interest and operating expenses. Further, the Bank is prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Bank may not generally require a customer to obtain other services from the Bank or the Company, and may not require the customer to promise not to obtain other services from a competitor as a condition to an extension of credit. The Bank also is subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than those prevailing at the time for, comparable transactions with persons not covered above and who are not employees and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to such persons beyond limits set by FRB regulations must be approved by the Board of Directors. The Bank also is subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the Bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of the Bank or the imposition of a cease and desist order.

         As an institution whose deposits are insured by the BIF and SAIF funds of the FDIC, the Bank also is subject to insurance assessments imposed by the FDIC. Under current law, as amended by the 1991 Banking Law, the insurance assessment to be paid by BIF and SAIF insured institutions shall be as specified in schedules to be issued by the FDIC from time to time. The amount of the assessment will be determined in part to allow for a minimum BIF and SAIF reserve ratio of 1.25% of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with the statute). Further, the FDIC is authorized under the 1991 Banking Law to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the Treasury Department. Effective July 1, 1991, the semiannual BIF assessment was set at 0.23% of an institution's average assessment base. Effective January 1, 1993, the FDIC replaced the uniform assessment rate with a transitional risk-based assessment schedule (which is required by the 1991 Banking Law to be fully effective by January 1994), having assessments for both BIF and SAIF insured deposits ranging from 0.23% to 0.31% of the institution's average assessment base. This same schedule was retained commencing July 1, 1993. The actual assessment to be paid by each BIF and SAIF member is based on the institution's assessment risk classification, which is determined on whether the institution is considered "well capitalized," "adequately capitalized," or "under-capitalized," as those terms have been defined in applicable federal regulations adopted to implement the prompt corrective action provision of the 1991 Banking law, and whether such institution is considered by its supervising agency to be financially sound or to have supervising concerns. As a result of the 1991 Banking Law, the assessment rate on deposits could further increase significantly at any time over the next 15 years. Based on the current financial condition and capital levels of the Bank, the Company does not expect that the transitional risk-base assessment schedule will have a material impact on the earnings of the Bank.

         The FDIC has proposed a rule which would affect contracts between a bank holding company, such as the Company (or related interests under common control), and its insured depository institution affiliates, such as the Bank. The FDIC proposed establishing a rebuttable regulatory presumption that certain types of contracts between an insured depository institution and any company which directly or indirectly controls it (or which is under common control with
it) are unsafe and unsound. The types of contracts to be covered by such presumption would include those relating to: (i) making or purchasing loans,
(ii) servicing loans, (iii) performing trust functions, (iv) providing bookkeeping or data processing services, (v) furnishing management services,
(vi) selling or transferring any department or subsidiary, (vii) payments for intangible assets or (viii) transferring any asset for less than fair market value as evidenced by an independent written appraisal or prepaying any liability more than 30 days prior to its due date. The FDIC also has proposed regulations which would prohibit any insured depository institution, such as the Bank, from entering into any contract with any person to provide goods, products or services if such contract is determined to adversely affect the safety or soundness of the insured institution. The Company and the Bank cannot determine at this point the impact these proposed rules would have if they are adopted in their currently proposed form.

Impact of the 1991 Banking Law
------------------------------

         Among other things, the 1991 Banking Law provides increased funding for the BIF and provides for expanded regulation of depository institutions and their affiliates, including parent holding companies.

         The BIF funding provisions could result in a significant increase in the assessment rate on deposits of BIF institutions over the next 15 years. No assurance can be given at this time as to what the level of premiums will be during this 15-year period. The 1991 Banking Law provides authority for special assessments against insured deposits and for the development of a general risk-based deposit insurance assessment system which the FDIC began to implement on a transitional basis effective January 1, 1993. See "Supervision and Regulation-Bank Regulation."

         The 1991 Banking Law provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of those powers depends upon whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." In September 1992, each of the federal banking agencies issued final uniform regulations defining such capital levels to be effective December 19, 1992. Under the final regulations, a bank would be considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater,
(ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank would be defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMELS rating of 1). A bank would be considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capitalized ratio of less than 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMELS rating of 1); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier I risk-based Capital ratio of less than 3%, or (iii) a leverage ratio of less than 3%, and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%.

         As of June 30, 1997, the Bank met the definition of a "Well Capitalized" institution.

         The 1991 Banking law also amended the prior law with respect to the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" depository institution to accept brokered deposits without prior regulatory approval. In June 1992 the FDIC issued a final regulation implementing these provisions regulating brokered deposits. Under the regulation, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates), while "undercapitalized" banks may not accept brokered deposits. The FDIC has proposed to amend these regulations to conform the regulation's capital classifications ("well capitalized," "adequately capitalized" and "undercapitalized") to those contained in the regulations implemented by the prompt corrective action provisions of the 1991 Banking Law (as described in the previous paragraph). The Company does not believe that this regulation will have a material adverse effect on its current operations.

         To facilitate the early identification of problems, the 1991 Banking law requires the federal banking agencies to review and, under certain circumstances, prescribe more stringent accounting and reporting requirements than those required by generally accepted accounting principles. Effective July 2, 1993, the FDIC issued final rules implementing those provisions. The final rules are applicable to only those FDIC insured financial institutions, which, at the beginning of any fiscal year, had total assets of $500 million or more. The rules, among other things, require that management report on the institution's responsibility for preparing financial statements and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with laws and regulations concerning safety and soundness, and that independent auditors attest to and report separately on assertions in management's response concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

         The 1991 Banking Law further requires the federal banking agencies to develop regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. The 1991 Banking Law further requires examinations of all insured depository institutions by the institution's appropriate federal supervisory agency. Moreover, the 1991 Banking Law, modified by the Federal Enterprises Financial Safety and Soundness Act, requires the federal banking agencies to set operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions and depository institution holding companies (including bank holding companies such as the Company), as well as compensation standards for insured depository institutions that prohibit excessive compensation, fees or benefits to officers, directors, employees and principal stockholders. In July 1992, the federal banking agencies issued a joint advance notice of proposed rule-making soliciting comments on all aspects of the implementation of these standards in accordance with the 1991 Banking Law, including whether the compensation standards should apply to depository institution holding companies.

         The foregoing necessarily is a general description of certain provisions of the 1991 Banking Law and does not purport to be complete. Several of the provisions of the 1991 Banking Law will be implemented through regulations issued by the various federal banking agencies, only a portion of which have been adopted in final form. The effect of the 1991 Banking Law on the Company and the Bank will not be fully ascertainable until after all of the provisions are effective and after all of the regulations are adopted.

Monetary Policy and Economic Control
------------------------------------

         The commercial banking business in which the Bank engages is affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member banks' deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of these agencies are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on the future business and earnings of the Company and the Bank cannot be predicted.

                              PLAN OF DISTRIBUTION

         The Company's Warrants are not exercisable unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants and this prospectus covers those shares. In addition, the Company has certain Warrants which were not registered under the Securities Act of 1933, as amended. While none of the holders of such Warrants has indicated an intent to sell or transfer such Warrants, this prospectus will allow the offer or sale by such holders, from time to time, at such holders' election.

         With respect to the Warrants held by Selling Warrant Holders, such Warrants may be offered and sold from time to time by the Selling Warrant Holder. The Selling Warrant Holder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sale may be made in negotiated transactions. In affecting sales, broker/dealers engaged by the Selling Warrant Holders may arrange for other broker/dealers to participate. Broker/dealers will receive commissions or discounts from the Selling Warrant Holders in amounts to be negotiated immediately prior to the sale. In the offering of the Warrants covered hereby, the Selling Warrant Holders and any broker/dealers and any other participating broker/dealers who execute sales for the Selling Warrant Holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, any profits realized by the Selling Warrant Holders and the compensation of such broker/dealer may deemed to be underwriting discounts and commissions. In addition, any Warrants covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. Of the Warrants offered by Selling Warrant Holders hereunder, Warrants related to 694,965 shares of Class A Common Stock presently qualify for sale pursuant to Rule 144.

         With respect to the shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrants, those shares shall be issued by the Company, from time to time, upon exercise by the holders thereof of the Warrants. Shares of Class A Common Stock or Class B Common Stock may be purchased by the holders of Warrants only by mailing or delivering a completed and duly executed Election to Purchase form which is on the reverse side of the Warrant Certificate, together with payment of the Exercise Price of $6.67 per share for each Warrant surrendered to the Bank of New York, the Company's warrant agent, prior to the expiration of the Warrant. Payment may be made in certified funds, cashier check, bank draft or bank check, payable to the order of the warrant agent. All funds received by the warrant agent from the exercise of warrants will be forwarded to the Company.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Harris Beach & Wilcox, LLP, Rochester, New York.

                                     EXPERTS

         The consolidated balance sheet of Intervest Bancshares Corporation and Subsidiary as of December 31, 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two year period then ended included in this Prospectus, have been included herein in reliance on the report of Hacker, Johnson, Cohen & Grieb, Tampa, Florida, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                          Index to Financial Statements

                                                                                                              Page


Independent Auditors' Report.................................................................................F-2

Consolidated Balance Sheets, June 30, 1997 (unaudited) and
         December 31, 1996...................................................................................F-3

Consolidated Statements of Earnings for the Six Months
         Ended June 30, 1997 and 1996 (unaudited) and
         the Years Ended December 31, 1996 and 1995..........................................................F-4

Consolidated Statements of Stockholders' Equity for the
         Six Months Ended June 30, 1997 (unaudited) and
         the Years Ended December 31, 1996 and 1995..........................................................F-5

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1997 and
         1996 (unaudited)
         and the Years Ended December 31, 1996 and 1995......................................................F-6

Notes to Consolidated Financial Statements...................................................................F-7


All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the consolidated financial statements and related notes.


                                      F-1

                          Independent Auditors' Report



Board of Directors and Stockholders
Intervest Bancshares Corporation
New York, New York:

We have audited the accompanying consolidated balance sheet of Intervest Bancshares Corporation and Subsidiary (the "Company") as of December 31, 1996 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996 in conformity with generally accepted accounting principles.






HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 7, 1997, except for Note 18, as to which the date is September 19, 1997


                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheets
                   ($ in thousands, except per share amounts)

                                                               June 30,   December 31,
                                                               --------   ------------
   Assets                                                        1997         1996
                                                                 ----         ----
                                                             (unaudited)

Cash and due from banks ..................................    $  1,863       2,868
Federal funds sold .......................................       1,973       3,452
                                                              --------    --------

       Total cash and cash equivalents ...................       3,836       6,320

Interest-bearing deposits with banks .....................          99          99
Securities held to maturity ..............................      38,296      34,507
Loans receivable, net of allowance for loan losses of $999
   in 1997 and $811 in 1996 ..............................      69,540      59,499
Accrued interest receivable ..............................         997         842
Premises and equipment, net ..............................       3,967       2,940
Restricted securities, Federal Reserve Bank stock, at cost         203         203
Foreclosed real estate ...................................        --           185
Deferred income tax asset ................................         495         526
Other assets .............................................         104          75
                                                              --------    --------

                                                              $117,537     105,196
                                                              ========    ========

   Liabilities and Stockholders' Equity

Liabilities:
   Demand deposits .......................................       2,204       2,401
   Savings and NOW deposits ..............................      12,618       9,278
   Money-market deposits .................................      14,381       7,507
   Time deposits .........................................      75,659      74,261
                                                              --------    --------

       Total deposits ....................................     104,862      93,447

   Other liabilities .....................................       2,249       1,676
                                                              --------    --------

       Total liabilities .................................     107,111      95,123
                                                              --------    --------

Minority interest ........................................         332         326
                                                              --------    --------

Commitments (Notes 4 and 7)

Stockholders' Equity:
   Class A common stock - $1 par value, 4,000,000 shares
     authorized; 900,000 shares issued and outstanding ...         900         900
   Class B common stock - $1 par value, 400,000 shares
     authorized; 200,000 shares issued and outstanding ...         200         200
   Additional paid-in capital ............................       7,655       7,655
   Retained earnings .....................................       1,339         992
                                                              --------    --------

       Total stockholders' equity ........................      10,094       9,747
                                                              --------    --------

                                                             $ 117,537     105,196
                                                               =======     =======




See Accompanying Notes to Consolidated Financial Statements.



                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                       Consolidated Statements of Earnings
                    ($ in thousands except per share amounts)

                                               Six Months Ended                Year Ended
                                                    June 30,                  December 31,
                                              ------------------         -------------------
                                              1997          1996         1996           1995
                                              ----          ----         ----           ----
                                                  (unaudited)
Interest income:
   Loans receivable ................    $    3,003         2,087         4,624         2,878
   Securities held to maturity .....         1,234           675         1,514         1,080
   Other interest earning assets ...            67            95           243           232
                                        ----------    ----------    ----------    ----------

        Total interest income ......         4,304         2,857         6,381         4,190
                                        ----------    ----------    ----------    ----------

Interest expense:
   Deposits ........................         2,688         1,628         3,745         2,225
                                        ----------    ----------    ----------    ----------

        Net interest income ........         1,616         1,229         2,636         1,965

Provision for loan losses ..........           184           128           250           233
                                        ----------    ----------    ----------    ----------

        Net interest income after
          provision for loan losses          1,432         1,101         2,386         1,732
                                        ----------    ----------    ----------    ----------

Noninterest income:
   Customer service charges ........            56            61            89            82
   Other ...........................            12            17            17             7
                                        ----------    ----------    ----------    ----------

        Total noninterest income ...            68            78           106            89
                                        ----------    ----------    ----------    ----------

Noninterest expenses:
   Salaries and employee benefits ..           438           351           739           577
   Occupancy and equipment .........           191           179           342           379
   Advertising and promotion .......            42             3             9            12
   Professional fees ...............            64            58            88            81
   Deposit insurance premiums ......             5             1             2            38
   General insurance ...............            15            15            31            29
   Stationery, printing and supplies            55            34            51            45
   Other ...........................           124           115           270           243
   Minority interest in subsidiary .             6             9            19            11
                                        ----------    ----------    ----------    ----------

        Total noninterest expenses .           940           765         1,551         1,415
                                        ----------    ----------    ----------    ----------

Earnings before income taxes .......           560           414           941           406

        Income taxes ...............           213           172           383           136
                                        ----------    ----------    ----------    ----------

Net earnings .......................    $      347           242           558           270
                                        ==========    ==========    ==========    ==========


Earnings per share .................    $      .21           .15           .34           .16
                                        ==========    ==========    ==========    ==========


Weighted-average number of shares
   outstanding .....................     1,650,000     1,650,000     1,650,000     1,650,000
                                        ==========    ==========    ==========    ==========







See Accompanying Notes to Consolidated Financial Statements



                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                                 (In thousands)


                                                                                          Unrealized
                                                                                           Loss on
                                     Class A      Class B     Additional                  Securities        Total
                                      Common       Common      Paid-In       Retained      Available   Stockholders'
                                      Stock        Stock       Capital       Earnings      for Sale        Equity
                                      -----        -----       -------       --------      --------        ------

Balance at December 31,
   1994.............................   $ 900           200         7,668             164        (48)           8,884

Net earnings........................      -             -            -               270          -              270

Stock issuance cost.................      -             -           (13)              -           -             (13)

Decrease in unrealized loss
   on securities available
   for sale.........................      -             -            -                -           48              48
                                        ----          ----        ------         -------          --           -----

Balance at December 31,
   1995.............................     900           200         7,655             434          -            9,189

Net earnings........................      -             -            -               558          -              558
                                        ----          ----        ------           -----        ----          ------

Balance at December 31,
   1996.............................     900           200         7,655             992          -            9,747

Net earnings for the six
   months ended June 30,
   1997 (unaudited).................      -             -            -               347          -              347
                                        ----          ----       -------          ------        ----          ------

Balance at June 30, 1997
   (unaudited)......................   $ 900           200         7,655           1,339          -           10,094
                                         ===           ===         =====           =====        ====          ======

















See Accompanying Notes to Consolidated Financial Statements



                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                  Six Months Ended                  Year Ended
                                                                       June 30,                    December 31,
                                                                 ------------------             ------------------
                                                                 1997          1996             1996          1995
                                                                 ----          ----             ----          ----
                                                                    (unaudited)
Cash flows from operating activities:
  Net earnings ..........................................    $    347          242               558          270
  Adjustments to reconcile net earnings to
    net cash provided by operating activities:
        Depreciation ....................................         108          121               176          170
        Provision for deferred income taxes .............          31          166                67          127
        (Increase) decrease in other assets .............         (29)           1                35           35
        Increase in other liabilities ...................         579          766               850           11
        Increase in accrued interest receivable .........        (155)         (17)             (199)        (387)
        Net amortization of fees, premiums and discounts           12          107               271          (36)
        Write-down on foreclosed real estate ............           8         --                --           --
        Net gain on sale of foreclosed real estate ......          (7)        --                --           --
        Provision for loan losses .......................         184          128               250          233
                                                             --------     --------          --------     --------

          Net cash provided by operating activities .....       1,078        1,514             2,008          423
                                                             --------     --------          --------     --------

Cash flows from investing activities:
  Purchase of Federal Reserve Bank stock ................        --           --                --            (30)
  Purchase of securities held to maturity ...............     (15,128)      (9,937)          (30,025)     (22,703)
  Maturities of securities held to maturity .............      11,358        8,000            15,050       11,900
  Net purchases of premises and equipment ...............      (1,135)        (107)             (667)      (1,286)
  Net increase in loans .................................     (10,256)     (13,426)          (23,642)     (14,436)
  Proceeds from sale of foreclosed real estate ..........         184         --                --           --
  Purchase of interest-bearing deposits .................        --           --                --           (298)
  Maturity of interest-bearing deposits .................        --            199               199          397
                                                             --------     --------          --------     --------

        Net cash used in investing activities ...........     (14,977)     (15,271)          (39,085)     (26,456)
                                                             --------     --------          --------     --------

Cash flows from financing activities:
  Net increase in demand, savings, NOW and
    money market deposits ...............................      10,017          350             9,639        1,894
  Net increase in time deposits .........................       1,398        9,328            25,207       26,615
  Stock issuance costs ..................................        --           --                --            (13)
                                                             --------     --------          --------     --------

        Net cash provided by financing activities .......      11,415        9,678            34,846       28,496
                                                             --------     --------          --------     --------

        Net (decrease) increase in cash and
         cash equivalents ...............................      (2,484)      (4,079)           (2,231)       2,463

Cash and cash equivalents at beginning of period ........       6,320        8,551             8,551        6,088
                                                             --------     --------          --------     --------

Cash and cash equivalents at end of period ..............    $  3,836        4,472             6,320        8,551
                                                             ========     ========          ========     ========

Supplemental  disclosure of cash flow  information:
      Cash paid during the period for:
        Interest ........................................    $  2,684        1,627             3,678        2,166
                                                             ========     ========          ========     ========

        Income taxes ....................................    $    397           23                17         --
                                                             ========     ========          ========     ========

      Noncash transactions:
        Reclassification of loans to
        foreclosed real estate ..........................    $   --           --                 185         --
                                                             ========     ========          ========     ========

        Unrealized gain on securities available for sale,
         net of income tax benefit ......................    $   --           --                --            (48)
                                                             ========     ========          ========     ========

        Reclassify securities from available for sale
         to held to maturity ............................    $   --           --                --            750
                                                             ========     ========          ========     ========


See Accompanying Notes to Consolidated Financial Statements.

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               For the Years Ended December 31, 1996 and 1995 and
            Unaudited for the Six Months Ended June 30, 1997 and 1996


(1) Description of Business and Summary of Significant Accounting Policies The accompanying consolidated financial statements as of June 30, 1997 and for the six-month periods ended June 30, 1997 and 1996 are unaudited; however, in the opinion of management, all adjustments necessary for the fair presentation of the consolidated financial statements have been included. All such adjustments are of a normal recurring nature. The results for the six months ended June 30, 1997 are not necessarily indicative of the results which may be expected for the entire year.

  General. Intervest Bancshares Corporation (the "Holding Company") was incorporated on February 5, 1993. The Holding Company owned 96.30% (unaudited) and 95.76% at June 30, 1997 and December 31, 1996, respectively of the outstanding common stock of Intervest Bank (the "Bank") (collectively the "Company"). The Bank is a Florida state-chartered bank, is insured by the Federal Deposit Insurance Corporation and is a member of the Federal Reserve Bank. The Holding Company's primary business is the operation of the Bank. The Bank provides a wide range of banking services to small and middle-market businesses and individuals through its four banking offices located in Pinellas County, Florida.

  Basis of Presentation. The accompanying consolidated financial statements of the Company include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

  Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents. For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet captions "cash and due from banks and federal funds sold."

  Securities Held to Maturity. United States government treasury and agency securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

  Loans Receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(1) Description of Business and Summary of Significant Accounting Policies, Continued Loans Receivable, Continued. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

  Foreclosed Real Estate. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the consolidated statement of earnings.

  Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Premises and Equipment. Land is carried at cost. Premises, furniture and fixtures and equipment are carried at cost, less accumulated depreciation computed by the straight-line method.

  Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitment to extend credit, unused lines of credit and stand-by-letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

  Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

  Cash and Cash Equivalents and Interest-Bearing Deposits with Banks. The carrying amounts of cash and short-term instruments approximate their fair value.

   Securities Held to Maturity. Fair values for securities held to maturity are based on quoted market prices.

   Federal Reserve Bank Stock. Book value for these securities approximates fair value.


                                       F-8
                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


  (1) Description of Business and Summary of Significant Accounting Policies, Continued Fair Values of Financial Instruments, Continued.

  Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

  Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

  Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

  Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

  Advertising.  The Company expenses all advertising as incurred.


  Earnings Per Share. Earnings per share of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. The effect of outstanding warrants is not dilutive (see Note 18).


  New Accounting Requirement. The FASB has issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishments of liabilities. This Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets as well as extinguishments of liabilities occurring after December 31, 1996. The adoption of SFAS 125 had no effect on the Company's financial statements during the six-month period ended June 30, 1997 (unaudited).

  Future Accounting Requirement. The FASB has issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"). This Statement specifies the computation, presentation and disclosure requirements for earnings per share
  (EPS) for entities with publicly-held common stock. SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Management does not expect the adoption of this Statement to have a material effect on earnings per share.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(2)  Securities Held to Maturity
  Debt securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are summarized as follows (in thousands):


                                                                                            Gross      Gross
                                                                                Amortized Unrealized Unrealized   Fair
                                                                                  Cost      Gains      Losses     Value
                                                                                  ----      -----      ------     -----
     June 30, 1997 (unaudited):
          U.S. Treasury securities .........................................    $ 2,992          6         -       2,998
          U.S. Government and
              agency securities ............................................     35,304         26        119     35,211
                                                                                -------    -------    -------    -------

              Total ........................................................    $38,296         32        119     38,209
                                                                                =======    =======    =======    =======

     December 31, 1996:
          U.S. Treasury securities .........................................      1,499          7         -       1,506
          U.S. Government and
              agency securities ............................................     33,008         44        105     32,947
                                                                                -------    -------    -------    -------

              Total ........................................................    $34,507         51        105     34,453
                                                                                =======    =======    =======    =======

There were no sales of securities  during the six months ended June 30, 1997
    (unaudited) or the years ended December 31, 1996 or 1995.

  During 1995, the Company transferred $750,000 of securities from available for sale to held to maturity at market value which approximated amortized book value.

    The scheduled maturities of securities held to maturity are summarized as follows (in thousands):

                                                   Amortized     Fair
                                                     Cost       Value
          At June 30, 1997 (unaudited):
          Due in one year or less ..............    $ 6,011      6,017
          Due after one year through five years      25,745     25,712
          Due after five years through ten years      6,540      6,480
                                                    -------    -------

              Total ............................    $38,296     38,209
                                                    =======    =======

          At December 31, 1996:
          Due in one year or less ..............      8,642      8,647
          Due after one year through five years      23,855     23,811
          Due after five years through ten years      2,010      1,995
                                                    -------    -------

              Total ............................    $34,507     34,453
                                                    =======    =======

                                                                     (continued)




                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(3)  Loans Receivable
     The components of loans in the  consolidated  balance sheets are summarized as follows (in thousands):
                                                                                       At June 30,   At December 31,
                                                                                       -----------   ---------------
                                                                                          1997                1996
                                                                                          ----                ----
                                                                                       (unaudited)
              Commercial loans........................................................    $  3,466             3,514
              Commercial real estate..................................................      64,631            54,198
              Residential real estate.................................................       2,715             2,784
              Consumer loans..........................................................         101               157
                                                                                            ------            ------

                                                                                            70,913            60,653

              Deferred loan fees......................................................       (374)             (343)
              Allowance for loan losses...............................................       (999)             (811)
                                                                                           ------            ------

                                                                                          $ 69,540            59,499
                                                                                            ======            ======

    An analysis of the change in the allowance for loan losses follows (in thousands):

                                                                           Six Months Ended           Year Ended
                                                                           ----------------        -----------------
                                                                                 June 30,             December 31,
                                                                           1997        1996        1996         1995
                                                                           ----        ----        ----         ----
                                                                               (unaudited)

              Balance at beginning of period............................  $ 811         593         593          369
                                                                            ---         ---         ---          ---

              Loans charged-off.........................................     -           -          (65)         (30)
              Recoveries................................................      4          31          33           21
                                                                           ----        ----         ---          ---

                  Net loan recoveries (charge-offs)....................       4          31         (32)          (9)
                                                                           ----        ----         ---          ----

              Provision for loan losses.................................    184         128         250          233
                                                                            ---         ---         ---          ---

              Balance at end of period..................................  $ 999         752         811          593
                                                                            ===         ===         ===          ===

    The Company had no impaired loans during the six months ended June 30, 1997 (unaudited), or at December 31, 1996 or 1995. The average recorded investment in impaired loans during the six months ended June 30, 1996 (unaudited) and the years ended December 31, 1996 and 1995 was $41,000, $31,000 and $5,000, respectively. No interest income was recognized on impaired loans during these periods.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(4) Premises and Equipment
    Premises and equipment is summarized as follows (in thousands):

                                                                                At June 30,    At December 31,
                                                                                -----------    ---------------
                                                                                   1997              1996
                                                                                   ----              ----
                                                                               (unaudited)
        Land ................................................................    $   914              729
        Bank buildings ......................................................      2,764            1,926
        Leasehold improvements ..............................................         63               61
        Furniture and fixtures and equipment ................................        675              565
                                                                                 -------          -------

          Total, at cost ....................................................      4,416            3,281

        Less accumulated depreciation and amortization ......................       (449)            (341)
                                                                                 -------          -------

          Net book value ....................................................    $ 3,967            2,940
                                                                                 =======          =======

In November, 1994 the Company purchased two properties which began operations as branch offices in March, 1995. In addition, the Company acquired another property in 1995 which became operational as a branch office in September, 1995.

On November 15, 1996, the Company entered into an agreement to purchase a property for $185,000 which will be a branch office of the Bank. It is anticipated that this branch office will open by the end of 1997. At June 30, 1997 (unaudited), the Bank had remaining purchase commitments outstanding of $251,000 to complete the renovation.

TheBank completed its renovations, and in June, 1997, moved its main office to 625 Court Street, Clearwater, Florida. At December 31, 1996, the Bank had purchase commitments of $523,000 to complete the renovations.

In May, 1997 (unaudited), the Bank purchased a building and a vacant lot adjacent to the Court Street office to provide additional parking and office space for future expansion of this facility.

On September 26, 1986, the Bank entered into a lease agreement for the office located on Belcher Road in Clearwater, Florida with a corporation, owned entirely by certain of the Bank's directors, to lease the Bank's premises
   (none of  which  are  directors,  officers  or  stockholders  of the  Holding
   Company, Intervest Bancshares Corporation). On January 1, 1989, the Bank entered into a second lease with the same corporation for additional space in the same building. In January, 1996, both of these leases were renegotiated for less space and a lower rental rate. The lease is accounted for as an operating lease and will expire on October 31, 2007.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(4) Premises and Equipment, Continued
   The lease agreement contains escalation clauses based upon the consumer price index and contains annual adjustments up to a maximum of 3% based upon the previous year's rental. Rental expense was $78,000, $86,000, $163,000 and $167,000 for the six months ended June 30, 1997 and 1996 (unaudited) and the years ended December 31, 1996 and 1995, respectively. Approximate future minimum annual rental payments under these noncancellable leases are as follows (in thousands):

                                                   At                                                          At
                                                June 30,                                                  December 31,
         Year Ending                            --------                       Year Ending                ------------
           June 30,                               1997                         December 31,                   1996
         ------------                             ----                         ------------                   ----
                                          (unaudited)
             1998............................   $  93                               1997.................  $   133
             1999............................      96                               1998.................       92
             2000............................      99                               1999.................       95
             2001............................     102                               2000.................       98
             2002............................     105                               2001.................      101
             Thereafter......................     462                               Thereafter...........      671
                                                  ---                                                        -----

             Total...........................   $ 957                               Total................  $ 1,190
                                                  ===                                                        =====

   The Company leases a portion of their office space in the branch office located on Ulmerton Road, Largo, Florida; through 1996, its branch office located on Belcher Road, Clearwater, Florida and beginning in September, 1997, office space at the new main office an Court Street, Clearwater, Florida to other companies. Such leases begin to expire in 1998. Rental income during the six months ended June 30, 1997 and 1996 (unaudited) and the years ended December 31, 1996 and 1995 totaled approximately $80,000, $80,000, $159,000 and $35,000, respectively. Approximate future minimum lease income under these leases is as follows (in thousands):

                                                  At                                                           At
                                               June 30,                                                   December 31,
         Year Ending                           --------                          Year Ending              ------------
           June 30,                              1997                            December 31,                 1996
         ------------                            ----                            ------------                 ----
                                          (unaudited)
             1998............................ $   284                               1997.................    $ 191
             1999............................     289                               1998.................      128
             2000............................     274                               1999.................       59
             2001............................     239                               2000.................       58
             2002............................     213                               2001.................        2
                                                                                                               ---
             Thereafter......................     875
                                               ------

             Total........................... $ 2,174                               Total................    $ 438
                                                =====                                                          ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(5)  Deposits
   The aggregate amount of short-term certificates of deposit with a minimum denomination of $100,000, was approximately $7,179,000 and $7,261,000 at June 30, 1997 (unaudited) and December 31, 1996, respectively.

   Scheduled   maturities  of   certificates  of  deposit  are  as  follows  (in
thousands):

                                                At                                                             At
                                             June 30,                                                     December 31,
         Year Ending                         --------                  Year Ending                        ------------
           June 30,                            1997                    December 31,                           1996
         ------------                          ----                    ------------                           ----
                                          (unaudited)
             1998..........................  $ 39,249                     1997...........................  $ 42,845
             1999..........................    11,466                     1998...........................    10,989
             2000..........................     7,441                     1999...........................     3,254
             2001..........................     5,412                     2000...........................     7,837
             2002 and thereafter...........    12,091                     2001 and thereafter............     9,336
                                               ------                                                        ------

             Total.........................  $ 75,659                     Total..........................  $ 74,261
                                               ======                                                        ======

(6) Other Borrowings
   The Company has agreements with correspondent banks whereby the Company may borrow up to $1,000,000 on an overnight basis under a repurchase agreement and up to $3,457,000 in federal funds. There were no borrowings under these agreements at June 30, 1997 (unaudited) or December 31, 1996.

(7) Financial Instruments
   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(7)  Financial Instruments, Continued
   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
   Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

   The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                           At June 30, 1997        At December 31, 1996
                                                                           ----------------        --------------------
                                                                         Carrying      Fair       Carrying       Fair
                                                                           Amount      Value       Amount        Value
                                                                           ------      -----       ------        -----
                                                                              (unaudited)
         Financial assets:
              Cash and cash equivalents............................... $    3,836      3,836         6,320       6,320
              Securities held to maturity.............................     38,296     38,209        34,507      34,453
              Loans receivable, net...................................     69,540     69,519        59,499      59,692
              Accrued interest receivable.............................        997        997           842         842
              Federal Reserve Bank stock..............................        203        203           203         203
              Interest-bearing deposits with bank.....................         99         99            99          99

         Financial liabilities-
              Deposit liabilities.....................................    104,862    104,830        93,447      93,713

    A summary of the notional amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk follows (in thousands):

                                                                                       At                         At
                                                                                    June 30,                  December 31,
                                                                                    --------                  ------------
                                                                                      1997                       1996
                                                                                      ----                       ----
                                                                                 (unaudited)

              Unfunded loan commitments at variable rates........................   $  1,030                     2,100
                                                                                       =====                     =====

              Available lines of credit..........................................   $    719                       909
                                                                                      ======                     =====

              Standby letters of credit..........................................   $    100                       100
                                                                                      ======                     =====

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(8)  Credit Risk
    The Company grants a majority of its loans to borrowers throughout the State of Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy of the State of Florida. In addition, at June 30, 1997 (unaudited) and December 31, 1996, the Company's loan portfolio contained a concentration of credit risk in retail shopping centers, apartment buildings and office buildings totaling $50,684,000 and $41,585,000, respectively.

(9) Income Taxes
    The provision for income taxes consisted of the following (in thousands):


         Six Months Ended June 30, 1997 (unaudited):                           Current      Deferred            Total
         -------------------------------------------                           -------      --------            -----
              Federal.......................................................    $  148            26              174
              State.........................................................        34             5               39
                                                                                   ---           ---              ---

                  Total.....................................................     $ 182            31              213
                                                                                   ===           ===              ===

         Six Months Ended June 30, 1996 (unaudited):
         -------------------------------------------

              Federal.......................................................       (7)           142              135
              State.........................................................        13            24               37
                                                                                   ---           ---              ---

                  Total.....................................................     $   6           166              172
                                                                                   ===           ===              ===

         Year Ended December 31, 1996:
         -----------------------------

              Federal.......................................................       244            63              307
              State.........................................................        72             4               76
                                                                                   ---           ---              ---

                  Total.....................................................     $ 316            67              383
                                                                                   ===           ===              ===

         Year Ended December 31, 1995:
         -----------------------------

              Federal.......................................................         9           108              117
              State.........................................................        -             19               19
                                                                                 -----           ---              ---

                  Total.....................................................     $   9           127              136
                                                                                   ===           ===              ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(9) Income Taxes, Continued
     The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:

                                                                        Six Months Ended               Year Ended
                                                                       ------------------         -------------------
                                                                            June 30,                  December 31,
                                                                       1997          1996         1996           1995
                                                                           (unaudited)
              Tax provision at statutory rate......................    34.0%         34.0%        34.0%          34.0%
              Increase (decrease) in taxes resulting from:
                  State taxes......................................     7.4           9.9          8.1            3.2
                  Other............................................    (3.4)         (2.4)        (1.4)          (3.7)
                                                                       ----          ----         ----           ----

              Income tax provision ................................    38.0%         41.5%        40.7%          33.5%
                                                                       ====          ====         ====           ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets relate to the following (in thousands):

                                                                                            At                  At
                                                                                         June 30,         December 31,
                                                                                         --------         ------------
                                                                                           1997                1996
                                                                                           ----                ----
                                                                                        (unaudited)
             Net deferred tax assets:
                 Allowance for loan losses.............................................     $ 279               185
                 Depreciation..........................................................        10               (20)
                 Deferred loan fees....................................................        13                19
                 Net operating loss carryforward.......................................       186               311
                 Other.................................................................         7                31
                                                                                             ----               ---

                     Net deferred tax assets...........................................     $ 495               526
                                                                                              ===               ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(9) Income Taxes, Continued
     At June 30, 1997 (unaudited) and December 31, 1996, the Company has the following net operating loss carryforwards relating to the operations of the Bank for federal income tax purposes available to offset future federal taxable income (in thousands):

                                   At              At
                                 June 30,     December 31,
                                 --------     ------------
       Expiration                 1997            1996
       ----------                 ----            ----
                               (unaudited)

          2004                     $--            149
          2005                      --             18
          2006                     194            358
          2007                     298            298
          2008                       3              3
                                  ----           ----

                                  $495            826
                                  ====            ====

    The net operating loss carryforwards are subject to an annual limitation of $332,000 due to the ownership change of the Bank when the Holding Company purchased its controlling ownership interest.

(10)  Related Parties
    The Bank has entered into loan transactions with certain of its directors and their related entities. The activity is as follows (in thousands):

                                                     Six Months
                                                       Ended      Year Ended
                                                      June 30,   December 31,
                                                      --------   ------------
                                                        1997         1996
                                                        ----         ----
                                                    (unaudited)

          Balance at beginning of period ..........    $ 2,941       1,484
          Additions ...............................        375       1,570
          Repayments ..............................        (28)       (113)
                                                       -------     -------

          Balance at end of period ................    $ 3,288       2,941
                                                       =======     =======

There are no loans to directors or officers of the Holding Company, Intervest Bancshares Corporation.

(11)  Employee Stock Option Plan of the Bank
    Prior to 1993, an officer of the Bank had been granted options to acquire 11,000 shares of the Bank's common stock. These options expire on December 31, 2001, and are exercisable at $5 per share. All such options were exercisable and outstanding during the six months ended June 30, 1997 (unaudited) and the years ended December 31, 1996 and 1995.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996

(12)  Profit Sharing Plan
    The Bank sponsors a profit sharing plan established in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Bank's contributions to the profit sharing plan are discretionary and are determined annually. Expense relating to the Bank's contributions to the profit sharing plan included in the accompanying consolidated financial statements was $10,074, $3,647 and $12,181 for the six months ended June 30, 1997 and 1996 (unaudited) and the year ended December 31, 1996. The Bank did not contribute to the profit sharing plan during the year ended December 31, 1995.

(13)  Common Stock Warrants of the Bank
    In 1995, Intervest Bancshares Corporation purchased 200,000 shares of the Bank's common stock at $5 per share and received warrants to purchase an additional 200,000 shares of common stock at $5 par value. In June, 1997, Intervest Bancshares Corporation exercised the warrants and purchased 200,000 shares of the Bank's common stock.

(14)  Stockholders' Equity
    The Bank, as a state-chartered bank, is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank's net earnings of the current year combined with the Bank's retained net earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice. The ability of the Holding Company to pay dividends could be affected by the amount of dividends the Bank is able to pay to the Holding Company.

(15)  Regulatory Matters
    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997 (unaudited) and December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(15)  Regulatory Matters, Continued
    As of June 30, 1997 (unaudited) and December 31, 1996, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).


                                                                                                                   For Well
                                                                                      For Capital               Capitalized
                                                              Actual              Adequacy Purposes:             Purposes:
                                                              ------              ------------------             ---------
                                                       Amount       Ratio        Amount         Ratio          Amount   Ratio
                                                       ------       -----        ------         -----          ------   -----

     As of June 30, 1997 (unaudited):
         Total capital (to Risk
         Weighted Assets)....................        $ 9,686         11.90%      $ 6,511          8.00%       $ 8,139   10.00%
         Tier I Capital (to Risk
         Weighted Assets)....................          8,687         10.67         3,256          4.00          4,884    6.00
         Tier I Capital
         (to Average Assets).................          8,687          7.57         4,592          4.00          5,741    5.00

     As of December 31, 1996:
         Total capital (to Risk
         Weighted Assets)....................          8,051         11.90         5,412          8.00          6,765    10.0
         Tier I Capital (to Risk
         Weighted Assets)....................          7,240         10.70         2,706          4.00          4,059     6.0
         Tier I Capital
         (to Average Assets).................          7,240          7.48         3,871          4.00          4,839     5.0

                                                                     (continued)




                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(16)  Holding Company Financial Information
     The Holding Company's financial information is as follows (in thousands):

                                               Condensed Balance Sheets
                                                                                       At June 30,       At December 31,
                                                                                       -----------       ---------------
                                                                                           1997                1996
                                                                                           ----                ----
                  Assets                                                                 (unaudited)
              Cash.....................................................................   $    250                90
              Short-term securities....................................................        -               1,158
                                                                                          --------             -----

                  Cash and cash equivalents............................................        250             1,248

              Loans receivable.........................................................      1,190             1,230
              Investment in subsidiary.................................................      8,651             7,340
              Organizational costs, net................................................         17                32
              Other assets.............................................................         20                17
                                                                                            ------             -----

                  Total assets.........................................................   $ 10,128             9,867
                                                                                            ======             =====

                  Liabilities and Stockholders' Equity

              Liabilities..............................................................         34               120
              Stockholders' equity.....................................................     10,094             9,747
                                                                                            ------             -----

                  Total liabilities and stockholders' equity...........................   $ 10,128             9,867
                                                                                            ======             =====


                                           Condensed Statements of Earnings

                                                                           Six Months Ended          For the Year Ended
                                                                                June 30,                 December 31,
                                                                           ----------------           -----------------
                                                                           1997        1996            1996         1995
                                                                           ----        ----            ----         ----
                                                                               (unaudited)

         Revenues.....................................................    $ 110         183             325          169
         Expenses.....................................................       75         138             224          107
                                                                           ----         ---             ---        -----

              Earnings before earnings of subsidiary..................       35          45             101           62
              Earnings of subsidiary..................................      312         197             457          208
                                                                            ---         ---             ---        -----

              Net earnings............................................    $ 347         242             558          270
                                                                            ===         ===             ===        =====

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(16)  Holding Company Financial Information, Continued

                                          Condensed Statements of Cash Flows

                                                              Six Months Ended          Year Ended
                                                                 June 30,              December 31,
                                                             -----------------       -----------------
                                                             1997         1996       1996         1995
                                                             ----         ----       ----         ----
                                                                (unaudited)
Cash flows from operating activities:
     Net earnings ....................................    $   347         242         558         270
     Adjustments to reconcile net earnings to net cash
       provided by (used in) operating activities:
         Equity in undistributed earnings of
             subsidiary ..............................       (312)       (197)       (457)       (208)
         Net decrease in organizational costs ........         15          17          29          30
         Other .......................................        (82)         (8)         53          90
         (Increase) decrease in minority interest ....         (6)         19          19        --
                                                          -------     -------     -------     -------

             Net cash provided by operating
               activities ............................        (38)         73         202         182
                                                          -------     -------     -------     -------

Cash flows used in investing activities -
     Net decrease (increase) in loans ................         40        (687)        (62)     (1,168)
                                                          -------     -------     -------     -------

Cash flows from financing activities-
     Purchase of common stock of subsidiary ..........     (1,000)       --           (40)     (1,000)
                                                          -------     -------     -------     -------

Net (decrease) increase in cash and cash
     equivalents .....................................       (998)       (614)        100      (1,986)

Cash and cash equivalents at beginning of
     the period ......................................      1,248       1,148       1,148       3,134
                                                          -------     -------     -------     -------

Cash and cash equivalents at end of period ...........    $   250         534       1,248       1,148
                                                          =======     =======     =======     =======

(17)  Common Stock Recapitalization and Stock Warrants
    On July 19, 1994, the Holding Company's charter was amended to authorize 200,000 shares of Class B Common Stock, 200,000 shares of Preferred Stock and to increase the authorized shares of Class A Common Stock to 2,600,000. At that time, the Company issued the 200,000 shares of Class B Common Stock to its then stockholders without any change in total stockholders' equity. On October 10, 1996, the Company's charter was further amended to increase the authorized number of shares of Class B Common Stock to 400,000. In June, 1997 (unaudited) the Company again amended its charter to increase the authorized number of shares of Class A common stock to 4,000,000.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

            Unaudited for the Six Months Ended June 30, 1997 and 1996


(17)  Common Stock Recapitalization and Stock Warrants, Continued
    Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000, after which time the holders of Class A Common Stock and Class B Common Stock will share ratably in dividends. The shares of Class B Common Stock are convertible, on a share-for-share basis, into Class A Common Stock at any time after January 1, 2000.

    At June 30, 1997 (unaudited) and December 31, 1996, there were issued and outstanding warrants related to the purchase of 1,528,665 shares of Class A Common Stock, and the Company has reserved a total of 1,528,665 shares of its Class A Common Stock for issuance, from time to time, upon exercise of these warrants. Of these warrants, 1,027,200 are exercisable at any time on or before December 31, 2001 and represent the right to purchase one share of Class A Common Stock at a purchase price of $6.67 per share (subject to adjustment in connection with certain issuances of securities). The remaining warrant is exercisable at any time on or before January 31, 2006 and represents the right to purchase 501,465 shares of Class A Common Stock at a purchase price of $6.67 per share (subject to adjustment in connection with certain future issuances of securities). As of June 30, 1997 (unaudited) and December 31, 1996 none of the Company's warrants had been exercised.

    During 1996, the Board of Directors authorized, subject to regulatory approval, the issuance of a warrant to purchase 150,000 shares of Class B Common Stock to its Chairman of the Board. The warrant is exercisable at a price of $6.67 per share at any time on or before January 31, 2007 (subject to adjustment in connection with certain future issuances of securities). A total of 150,000 shares of the Company's Class B Common Stock has been reserved for issuance upon exercise of the foregoing warrant. This warrant was issued during the six months ended June 30, 1997.

    All Class A and Class B common stock warrants and exercise prices have been restated to reflect the 1.5 for 1 Class A and Class B common stock splits approved by the Board of Directors of the Holding Company on September 18, 1997 (see Note 18).

        On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by this Statement, the Company has elected to continue utilizing the intrinsic value method of accounting defined in APB Opinion No. 25. Due to the exercise price of the warrants approximating the market value of the common stock at the date of grant, no compensation expense has been recognized in the consolidated statement of earnings.


    Each warrant entitles the holder to purchase one share of common stock. All warrants, when issued, were immediately exercisable and the exercise price and number of shares for all warrants are subject to adjustments in connection with future issuance of securities. No warrants were exercised or forfeited during the six months ended June 30, 1997 (unaudited) or the years ended December 31, 1996 or 1995.

    Due to the adjustable nature of the warrants issued to purchase Class A common stock, it was not possible to reasonably estimate the fair value of the warrants, therefore the estimate of compensable cost was based on the current intrinsic value of the warrants as if the warrants were currently exercised, which would result in no compensation cost.

(18) Subsequent Event

    On September 18, 1997, the Board of Directors of the Holding company declared a 1.5 for 1 Class A and Class B common stock split payable on September 19, 1997 to sockholders of record on September 19, 1997. All per share amounts have been restated to reflect the effect of these stock splits. In addition, the stockholders approved increases in the authorized number of Class A and Class B common stock to 7,500,000 shares and 700,000 shares respectively.

No dealer, salesman or any other person is authorized to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

              ----------------

             TABLE OF CONTENTS

                                       Page
Available Information ............       3
Prospectus Summary ...............       4
Investment Considerations and Risk
  Factors ........................       8
Determination of Offering Price ..      11
Use of Proceeds ..................      11
Market for Securities ............      12
Dividends ........................      12
Dilution
                                        13
Capitalization
                                        14
Selected Financial Data ..........      15
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operation .......      16
Business
                                        38
Management .......................      42
Security Ownership ...............      47
Selling Warrant Holders ..........      48
Description of Securities ........      49
Supervision and Regulation .......      52
Plan of Distribution .............      58
Legal Matters ....................      58
Experts
                                        58
Index to Financial Statements ....      F-1


                        INTERVEST BANCSHARES CORPORATION

                        Warrants Related to the Issuance
                          of 1,528,665 shares of Class
                                 A Common Stock
                                       and
                            150,000 shares of Class B
                                  Common Stock

                                       and

                            1,528,665 Shares of Class A
                                  Common Stock
                                       and
                            150,000 shares of Class B
                                  Common Stock
                     issuable upon exercise of the Warrants




                                 --------------
                                   PROSPECTUS
                                 --------------


                                ___________, 1997

PART II

                     Information Not Required In Prospectus

Item 24. Indemnification of Directors and Officers.
---------------------------------------------------

         Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Company's bylaws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of the State of Delaware. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of Delaware; and to pay any officer or director of the Company in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company.

Item 25. Other Expenses of Issuance and Distribution.
-----------------------------------------------------

         The following table sets forth the estimated cost and expenses to be borne by the company in connection with the offering described in the Registration Statement, other than underwriting commissions and discounts. All amounts except the registration fee are estimates.

Registration Fee                                                  $      458.18
Printing and Engraving expenses                                   $    2,000.00
Accounting fees and expenses                                      $    5,000.00
Legal fees and expenses                                           $   15,000.00
Blue Sky fees and expenses                                        $    7,000.00
Transfer Agents and Registrar fees                                $     --
Miscellaneous                                                     $   10,541.82
                                                                  -------------
                                                       Total      $   40,000.00
--------------------

Item 26. Recent Sales of Unregistered Securities.
-------------------------------------------------


         Unregistered Warrants related to a total of 188,700 shares of Class A Common Stock were issued to officers, directors and employees of the Company and the Bank in 1996. In addition, in 1996 the Company authorized the issuance of a warrant to purchase 150,000 shares of Class B Common Stock to an executive officer of the Company. These warrants were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption afforded by Section 4(2) thereof. All of the foregoing warrants and the shares of Class A Common Stock issuable upon their exercise are included in this Registration Statement.

Item 27.            Exhibits.
--------            ---------

Exhibit Number                            Description of Exhibit
--------------                            ----------------------

3.1 Restated Certificate of Incorporation of the Company, incorporated by reference from Registration Statement on Form SB-2 (No. 33-33419)

3.2 Bylaws of the Company, incorporated by reference from Registration Statement on Form SB-2 (No. 33-33419)

4.1 Form of Certificate for Shares of Class A Common Stock, incorporated by reference from Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 (No. 33-82246)

4.2 Form of Certificate for Shares of Class B Common Stock, incorporated by reference from Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 (No. 33-82246)

4.3                                       Form of  Warrant  for  Class A  Common
                                          Stock.*

4.4                                       Form of Warrant  Agreement between the
                                          Company and the Bank of New York.*

5.1                                       Opinion of Harris Beach & Wilcox, LLP*

24.1 Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach & Wilcox, LLP, filed as Exhibit 5.1

24.2                                      Consent  of Hacker,  Johnson,  Cohen &
                                          Grieb


*Previously Filed
----------------------

Item 28. Undertakings.
----------------------

         (a)        The undersigned registrant hereby undertakes:

                    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    2. That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer will:

                    1. For determining any liability under the Securities Act, treat any information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a Form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                    2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this form and has caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of September, 1997.

                                   INTERVEST BANCSHARES CORPORATION
                                   (Registrant)


                                   By:  /s/ Lowell S. Dansker
                                        ---------------------
                                        Lowell S. Dansker, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

                               Title                                     Date
                               -----                                     ----

/s/                            Vice President,                          09/30/97
-----------------------
Lawrence G. Bergman            Secretary and Director

/s/                            Director                                 09/30/97
-----------------------
Michael A. Callen

/s/                            Chairman of the Board,                   09/30/97
-----------------------
Jerome Dansker                 Executive Vice President, Director

/s/                            President, Treasurer and Director        09/30/97
-----------------------
Lowell S. Dansker              (Principal Executive, Financial
                                and Accounting Officer)

/s/                            Director                                 09/30/97
-----------------------
Milton F. Gidge

/s/                            Director                                 09/30/97
-----------------------
William F. Holly

/s/                            Director                                 09/30/97
-----------------------
David J. Willmott

/s/                            Director                                 09/30/97
-----------------------
Wesley T. Wood